UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Amendment No. 1

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

First Financial Bancorp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing party:

4)	Date filed:

This Amendment No.1 to DEF 14A is being filed to correct the following typographical errors:

Notice of Annual Meeting of Shareholders

•	The correct date of the annual meeting is May 25, 2010
•	The correct date of the mailing is April 15, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 25, 2010

Cincinnati, Ohio
April 15, 2010
To the Shareholders:

The Annual Meeting of Shareholders of First Financial Bancorp. (the “Company”) will be held at The Taft Center at Fountain Square, 425 Walnut Street, Second Floor, Cincinnati, OH  45202, on Tuesday, May 25, 2010, at 10 a.m., local time, for the following purposes:

1.	To elect the following four nominees as directors with terms expiring in 2013 (Class III): J. Wickliffe Ach, Donald M. Cisle, Sr., Corinne R Finnerty, and Richard E. Olszewski;

2.	To consider and approve a non-binding advisory resolution on First Financial’s executive compensation;

3.	To ratify the appointment of Ernst & Young as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2010;

4.	To act on a shareholder proposal described in the proxy statement; and

To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Shareholders:
the Proxy Statement and 2009 Annual Report are available at:  www.bankatfirst.com/Investor

Shareholders of record of the Company at the close of business on March 29, 2010, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.  Each shareholder is entitled to one vote for each common share held regarding each matter properly brought before the Annual Meeting.

Your Board of Directors unanimously recommends that you vote:

“FOR” the election of each of the Director nominees listed in this proxy statement;
“FOR” the non-binding advisory proposal on executive compensation;
“FOR” the ratification of auditors; and
“AGAINST” the shareholder proposal.

By Order of the Board of Directors,

Gregory A. Gehlmann
General Counsel and Secretary

201 E. Fourth Street, Suite 2000
Cincinnati, Ohio  45202
(513) 979-5837

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Approximate Date to Mail – April 15, 2010

INTRODUCTION

We are sending this Proxy Statement and the accompanying proxy card to you as a shareholder of First Financial Bancorp., an Ohio corporation (“First Financial”), in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Taft Center at Fountain Square, 425 Walnut Street, Second Floor, Cincinnati, OH  45202, on Tuesday, May 25, 2010, at 10 a.m., local time. First Financial’s Board of Directors is soliciting proxies for use at the Annual Meeting, or any adjournment thereof. Only shareholders of record as of the close of business on March 29, 2010, which we refer to as the record date, will be entitled to vote at the Annual  Meeting.

In this proxy statement, the “Company,” “First Financial,” “we,” “our,” or “us” all refer to the company named First Financial Bancorp and its subsidiaries.  We also refer to the Board of Directors of First Financial Bancorp as the “board” or the “Board.”

INFORMATION ABOUT THE ANNUAL MEETING

What matters will be voted upon at the Annual Meeting?

You will be voting on the following:

•	To elect the following four nominees as directors with terms expiring in 2013 (Class III): J. Wickliffe Ach, Donald M. Cisle, Sr., Corinne R Finnerty and Richard E. Olszewski;
•	To approve a non-binding advisory resolution on executive officer compensation;
•	To ratify the appointment of Ernst & Young as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2010;
•	To vote on a stockholder proposal, if properly presented, requesting that the Board of Directors take action to eliminate classification of terms of the Board of Directors.
•	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Who can vote?

You are entitled to vote if you held First Financial common shares as of the close of business on March 29, 2010, the record date for the Annual Meeting.

Each shareholder is entitled to one vote for each common share held on March 29, 2010. At the close of business on March 29, 2010, there were 57,834,132 common shares outstanding and entitled to vote. The common shares are First Financial’s only voting securities entitled to vote at the meeting.

Regardless of the number of shares you own, it is important that you vote on the proposals.

How do I vote?
Your common shares may be voted by one of the following methods:

▪	by traditional proxy card via the U.S. Mail;
▪	by submitting a proxy via the Internet;
▪	by submitting a proxy by phone; or
▪	in person at the meeting.

Submitting a Proxy by Telephone or via the Internet. If you are a shareholder of record (that is, if your common shares are registered with First Financial in your own name), you may submit a proxy by telephone, or via the Internet. To vote via the Internet, access www.proxyvote.com and follow the on screen instructions. You will need your control number from your proxy card available when you vote via the Internet or by telephone. Telephone voting is available toll free at 1-800-690-6903 from a touch tone phone.

If your common shares are registered in the name of a broker, a financial institution or another nominee (i.e., you hold your common shares in “street name”), your nominee may be participating in a program that allows you to submit a proxy by telephone or via Internet. If so, the voting form your nominee sent you will provide instructions for submitting your proxy by telephone or via the Internet. The last-dated proxy you submit (by any means) will supersede any previously-submitted proxy. Also, if you submit a proxy by telephone or via the Internet, and later decide to attend the Annual Meeting, you may revoke your previously submitted proxy and vote in person at the Annual Meeting.

The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 11:59 a.m., Eastern Time, on May 24, 2010.  For shareholders whose common shares are registered in the name of a broker, a financial institution or another nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a proxy by telephone or via the Internet.

Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

If you hold your common shares in “street name” through a broker, a financial institution or another nominee, then that nominee is considered the shareholder of record for voting purposes and should give you instructions for voting your common shares. As a beneficial owner, you have the right to direct that nominee how to vote the common shares held in your account. Your nominee may only vote the common shares of First Financial that it holds for you in accordance with your instructions. If you have instructed a broker, a financial institution or another nominee to vote your common shares, the above-described options for revoking your proxy do not apply and instead you must follow the instructions provided by your nominee to change your vote.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on March 29, 2010, the record date for voting at the Annual Meeting.

How will my common shares be voted?

Those common shares represented by properly executed proxy cards that are received prior to the Annual Meeting or by properly authenticated Internet or telephone votes that are submitted prior to the deadline for doing so, and not subsequently revoked, will be voted in accordance with your instructions by your proxy. If you submit a valid proxy card prior to the Annual Meeting, or timely submit your proxy by telephone or via the Internet, but do not complete the voting instructions, your proxy will vote your common shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

▪	“ FOR” the election of the four nominees for director;
▪	“ FOR” the non-binding resolution regarding executive compensation;
▪	“ FOR” the ratification of Ernst & Young as our independent auditors; and
▪	“ AGAINST” the shareholder proposal.

If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the Annual Meeting, the bank or broker is not permitted to vote your shares in its discretion on your behalf on non-routine items. If you want to assure that your shares are voted in accordance with your wishes on the non-routine matters in this proxy statement, you should complete and return your voting instruction form before May 24, 2010.

No appraisal rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

What if my common shares are held through the First Financial Bancorp 401(k) Savings Plan?

If you participate in the First Financial Bancorp 401(k) Savings Plan (the “401(k) Plan”) and common shares have been allocated to your account in the 401(k) Plan, you will be entitled to instruct the trustee of the 401(k) Plan, confidentially, as to how to vote those common shares. You will receive your voting instructions card separately. If you give no voting instructions to the trustee of the 401(k) Plan, the trustee will vote the common shares allocated to your 401(k) Plan account pro rata in accordance with the instructions received from other participants in the 401(k) Plan who have voted.

Can the proxy materials be accessed electronically?

We are sending the proxy materials for the Annual Meeting to shareholders on or about April 15, 2010. Our proxy statement for the Annual Meeting and a sample of the form of proxy card sent to our shareholders by us are available at www.bankatfirst.com/Investor.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof. You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by giving notice of revocation to First Financial in writing, by accessing the Internet site prior to the deadline for submitting proxies electronically, by using the toll-free telephone number stated on the proxy card prior to the deadline for transmitting proxies electronically or by attending the Annual Meeting and giving notice of revocation in person. The last-dated proxy you submit (by any means) will supersede any previously-submitted proxy. If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, and then you must follow the instructions of your nominee.

If I vote in advance, can I still attend the Annual Meeting?

Yes. You are encouraged to vote promptly, by returning your signed proxy card by mail or by submitting your proxy electronically by telephone or via the Internet, so that your common shares will be represented at the Annual Meeting. However, voting your common shares does not affect your right to attend the Annual Meeting and vote your common shares in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

Under First Financial’s Regulations, a quorum is a majority of the common shares outstanding. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 57,834,132 First Financial common shares outstanding and entitled to vote on March 29, 2010, the record date. A majority of the outstanding common shares, or 28,917,067 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.

If a broker indicates on the form of Proxy that it does not have discretionary authority as to certain common shares to vote on a particular matter, those common shares will be considered as present for the purpose of determining the presence of a quorum but not entitled to vote with respect to that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals presented at shareholder meetings are routine or not routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. The election of directors and the shareholder proposal are non-routine items.

Votes Required for the Approval of the Proposals. To approve the proposals, the following proportion of votes is required:

Impact of Abstentions and Broker
Item	Vote Required	Non-Votes, if any
Election of Directors
Plurality vote – however, see our corporate governance policy on the majority election of directors (any director who received a greater number of “withhold” votes than “for” votes in an uncontested election must promptly tender an offer for resignation and a committee of the board will make a recommendation to the board whether to accept or reject it).
No Impact. However, see our corporate governance policy on the majority election of directors. Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Approval of the non-binding advisory proposal on executive compensation	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Ratification of the appointment of Ernst & Young	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

Consideration of the shareholder proposal on the annual election of directors	Approval of a majority of the common shares present in person or represented by proxy and entitled to be cast on the proposal.
Abstention will not count as a vote cast on the proposal but has the same effect as a vote “AGAINST” the proposal.  Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

It is our policy to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

What is the recommendation of First Financial’s Board of Directors?

 First Financial’s Board of Directors unanimously recommends you vote as follows:

▪	“ FOR” the election of the four nominees for director;
▪	“ FOR” the resolution regarding executive compensation;
▪	“ FOR” the ratification of Ernst & Young as our independent auditors; and
▪	“ AGAINST” the shareholder proposal.

Who pays the cost of proxy solicitation?

We will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges mentioned above. Although we are soliciting proxies by mailing these proxy materials to our shareholders, our directors, officers and employees also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares for the forwarding of solicitation materials to the beneficial owners of such common shares. We will reimburse these brokers, financial institutions and nominees for their reasonable out-of-pocket costs in connection therewith.

We have retained Morrow & Co., LLC to aid in the solicitation of proxies for the Annual Meeting. Morrow & Co. will receive a base fee of $7,500, plus reimbursement of out-of-pocket fees and expenses for its proxy solicitation services.

Who should I call if I have questions concerning this proxy solicitation or the proposals to be considered at the Annual Meeting?

If you have any questions concerning the proposals to be considered at the Annual Meeting or voting your shares, please call our investor relations department at 513-979-5837.

Does First Financial send multiple proxy statements to two or more registered shareholders who share an address?

Only one copy of this Proxy Statement and the notice of the Annual Meeting for the Annual Meeting are being delivered to previously notified registered shareholders who share an address unless First Financial has received contrary instructions from one or more of the shareholders. A separate proxy card is being included for each account at the shared address.

Registered shareholders, who share an address and would like to receive a separate Proxy Statement for the Annual Meeting, may contact First Financial Bancorp Investor Relations to request a copy. Call 513-979-5837, or send a written request to: Kenneth J. Lovik, Investor Relations, First Financial Bancorp, 201 E. Fourth Street, Suite 1900, Cincinnati, Ohio 45202.

Are there any rules regarding admission to the annual meeting?

Yes.  You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the voting record date.  At the entrance we will verify that your name appears in our stock records or will verify appropriate information to verify you as a shareholder.   Cameras (including cell phones with photographic capabilities), recording devices, and other electronic devices will not be permitted at the meeting.

PRINCIPAL SHAREHOLDERS

The table below identifies all persons known to us to own beneficially more than 5% of our outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares		Percentage of Class
First Financial Bank, National Association 300 High Street Hamilton, Ohio 45012-0476	3,775,348	(1)	8.16%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,878,867	(2)	7.54%

(1)
Information based upon a Schedule 13G filed on February 16, 2010.These shares are held by the trust department of First Financial Bank, National Association (“First Financial Bank”) (the “Trustee”) in its fiduciary capacity under various agreements.  Trustee has sole voting power for 2,140,674 shares, shared voting power for 1,443,572 shares, sole dispositive power for 1,420,905 shares and shared dispositive power for 1,681,189 shares.  Officers and directors of the Company disclaim beneficial ownership of the common shares beneficially owned by the Trustee.

(2)
Information based upon a Schedule 13G filed on January 20, 2010.  Includes shares beneficially owned as follows:  effective December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC.  As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.  BlackRock has sole voting power for 3,878,867 shares and sole dispositive power for 3,878,867.

SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
AND NOMINEES FOR DIRECTOR

As of March 29, 2010, the directors of the Company, including the four nominees for election as directors, the executive officers of the Company named in the Summary Compensation Table who are not also directors, and all executive officers and directors of the Company as a group beneficially owned common shares of the Company as set forth below.

		Amount and Nature of Beneficial Ownership

Name	Position	Common Shares Beneficially Owned Excluding Options (1)		Stock Options Exercisable within 60 Days of Record Date (2)	Total Common Shares Beneficially Owned (1)
J. Wickliffe Ach	Director	5,468	(3)	—	5,468
Donald M. Cisle, Sr.	Director	211,301	(3)	17,326	229,513
Mark A. Collar	Director	8,808	(4)	—	8,808
Claude E. Davis	Director, President & CEO	149,211	(6)	478,573	626,898
Corinne R. Finnerty	Director	34,141	(3)	17,326	51,467
Murph Knapke	Director	61,573	(4)	—	61,573
Susan L. Knust	Director	19,254	(5)	8,663	27,917
William J. Kramer	Director	23,000	(4)	8,663	31,663
Richard E. Olszewski	Director	20,867	(3)	8,663	29,530
J. Franklin Hall	EVP & CFO	34,557	(6)	94,998	129,555
C. Douglas Lefferson	EVP & COO	68,605	(6)	140,648	209,253
Samuel J. Munafo	EVP, Banking	93,697	(6)	90,023	183,720
Gregory A. Gehlmann	SVP & Gen Counsel	30,392	(6)	68,848	99,240
All executive officers, directors and nominees as a group (15 persons)		791,230	(6)	1,004,727	1,795,957

(1)	Includes shares held in the name of spouses, minor children, trusts and estates as to which beneficial ownership may be disclaimed.

At March 29, 2010, other than Claude Davis (1.07%), no director or executive officer beneficially owned at least 1% of the Company’s common shares.  However, all of the directors and executive officers as a group (15 persons) beneficially owned approximately 3.05% of the Company’s outstanding common shares.  Percent ownership numbers are computed based on the sum of (a) 57,834,132 common shares outstanding on March 29, 2010 and (b) the number of common shares to which the group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after March 29, 2010.    Fractional shares are rounded to the nearest whole number.

(2)	All but 28,726 options have a strike price below the closing price of First Financial common stock on March 29, 2010 which was $18.11 per share and thus are “in the money” as of that date.

(3)
Includes 4,035 restricted shares that vest 1/3 equally over a three-year period beginning May 1, 2008, of which 2,687 shares have vested.  Director retains voting and dividend rights on unvested shares.  See “Board Compensation.”

(4)	Includes 8,022 restricted shares that vest 1/3 equally over a three-year period beginning June 15, 2010. Director retains voting and dividend rights on unvested shares. See “Board Compensation.”

(5)
Ms. Knust shares voting and investment power for 1,605 shares which are held by K.P. Properties of Ohio LLC, of which Ms. Knust and her husband are the only two members. Includes 4,455 restricted shares that vest 1/3 equally over a three-year period beginning April 29, 2009, of which 1,483 shares have vested.  Director retains voting and dividend rights on unvested shares.

(6)
Includes unvested restricted shares (Davis –66,035; Hall – 18,603; Lefferson –22,593: Munafo – 18,031; Gehlmann – 18,478; and all executive officers as a group (7) – 163,815). Officers retain voting and dividend rights on unvested shares. For vesting schedules, see “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

PROPOSAL 1 - ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Our Board of Directors currently consists of nine members, eight of whom are non-employee directors. Our Regulations provide that the Board of Directors shall consist of not less than 9 or more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors or by resolution of the shareholders at any annual or special meeting of shareholders.  Any vacancy may be filled by the Board of Directors in accordance with law and the Company’s Regulations for the remainder of the full term of the vacant directorship.  However, pursuant to the company’s corporate governance principles, any new director appointed to fill a vacancy will be put up for election to fill the remaining term at the next meeting of shareholders after his/her appointment.

Our Board has approved the nomination of four persons as candidates for Class III Directors, each for a three-year term.  The terms of the remaining directors in Classes I and II will continue as indicated below.  It is intended that the accompanying Proxy will be voted for the election of J. Wickliffe Ach, Donald M Cisle, Sr., Corinne R Finnerty and Richard E. Olszewski, incumbent directors.  The Corporate Governance and Nominating Committee recommended all four nominees to the Board of Directors, which approved the four nominees.  In the event that any one or more of such nominees becomes unavailable or unable to serve as a candidate, the accompanying Proxy will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board.  The four nominees for Class III Directors receiving the most votes at the Annual Meeting will be elected as Class III Directors.

Set forth below is certain information concerning the Company’s nominees and directors.  For information regarding ownership of shares of the Company by nominees and directors of the Company, see “Shareholdings of Directors, Executive Officers and Nominees for Director” above.  There are no arrangements or understandings between any director or any nominee, and any other person pursuant to which such director or nominee is or was nominated to serve as director.

Name and Age (1)	Position with Company and/or Principal Occupation or Employment For the Last Five Years	Director Since

Nominees Class III Directors – Terms Expiring in 2013:

J. Wickliffe Ach 61	President and CEO of Hixson Inc, Cincinnati, Ohio, an architectural engineering firm since 1983. Director of First Financial Bank, N.A., Hamilton, Ohio since 2007. As a seasoned business owner and entrepreneur, Mr. Ach brings valuable insight to the board in strategic and other matters. Mr. Ach’s involvement in the Cincinnati business community provides added understanding of our growing Cincinnati market area. Furthermore, his specific background in architectural engineer provides added value in our branch expansion plans.	2007

Donald M. Cisle, Sr. 55
Managing member of The Cisle Co. LLC, Hamilton, Ohio, a consulting and development business.  Retired president of Don S. Cisle Contractor, Inc., Hamilton, Ohio, (a construction contractor), which was closed and assets sold in 2009, former President of Seward Murphy, Inc., a family owned investment company dissolved in 2009; Director of First Financial Bank, N.A., Hamilton, Ohio since 1996.

As a native of Hamilton, Ohio, our bank’s headquarters, as well as his long history with our company provides our board and management with valuable insight into the history of the company.  Furthermore, as a significant long-term shareholder, Mr. Cisle brings us insight into our retail shareholder base and we believe is further aligned with the interests of our shareholders.  Finally, Mr. Cisle’s years as a small business owner provides us with added understanding of the issues such businesses face.
		1996

Corinne R. Finnerty 53
Partner in law firm of McConnell Finnerty Waggoner PC, North Vernon, Indiana (trial attorney); Director of First Financial Bank, N.A., Hamilton, Ohio since 1997; currently serving as the Chair of the Indiana Supreme Court Disciplinary Commission, the body which has responsibility for the enforcement of the “Rules of Professional Conduct” for the approximately 17,000 licensed attorneys in the State of Indiana; former Director and Chair of CPX, Inc., North Vernon, Indiana; former director of an affiliate bank from 1987 to 2005.  Mrs. Finnerty is Vice Chair of the Company’s Board.

Ms. Finnerty’s deep roots in the North Vernon, Indiana area, provides representation on the board for our southeast Indiana market.  Her participation on the Indiana Supreme Court Disciplinary Commission, allows her to provide advice on governance and ethical issues. Furthermore, her years as a practicing attorney give her enhanced perspective on legal and regulatory issues.
		1998

Richard E. Olszewski 60	Operator of two 7-Eleven Food Stores, Griffith, Indiana. Director of First Financial Bank, N.A., Hamilton, Ohio since 2005; former director of an affiliate bank from 1995 to 2005.	2005

Mr. Olszewski’s over 35 years of community service and 15 years of service to our Company provides us with a deeper understanding of our important northwest Indiana market.  Furthermore his business and retail experience as a small business owner provides our company with a better understanding of a key client constituency.

Name and Age (1)	Position with Company and/or Principal Occupation or Employment For the Last Five Years	Director Since

Class I Directors – Terms Expiring in 2011:

Claude E. Davis 49
President and Chief Executive Officer of the Company since October 1, 2004; Director and Chairman of the Board of First Financial Bank, N.A., Hamilton, Ohio; Trustee, Hamilton Community Foundation and Butler University; member, Cincinnati USA Partnership for Economic Development.  Prior to joining First Financial, Mr. Davis was a senior vice president at Irwin Financial Corporation and chairman of Irwin Union Bank and Trust in Columbus, Indiana.  Chair and Director of First Financial Bank since 2004.

Mr. Davis has been President and Chief Executive Officer of First Financial since October 2004.  His years of experience in the banking industry as well as his extensive financial background provide leadership to the Board.  As CEO, he is intimately familiar with all aspects of our business activities.  His involvement in other boards and organizations give him insight on important societal and economic issues relevant to our Company’s business.
		2004

Susan L. Knust 56
Managing Partner of K.P. Properties of Ohio LLC (industrial real estate); Managing Partner of Omega Warehouse Services LLC (public warehousing); former President of Precision Packaging and Services, Inc; Director of Middletown Regional Health System, Middletown, Ohio; Director of First Financial Bank, N.A., Hamilton, Ohio since 2005.

As a seasoned business owner and entrepreneur, Ms. Knust brings valuable insight to the board in strategic and other matters.  Ms. Knust’s business interests are similar in size to our key client base as well as an understanding of our growing Cincinnati market area.  Also, as a female business owner, her perspective and experiences have proven valuable to us during a time when women-owned businesses are more prevalent.
		2005

Class II Directors – Terms Expiring in 2012:

Murph Knapke 62	Partner of Knapke Law Office, Celina, Ohio; Director of First Financial Bank, N.A., Hamilton, Ohio; former Director and Chair of Community First Bank & Trust, Celina, Ohio. Mr. Knapke is Chair of the Company’s Board. Mr. Knapke has tenure with our company and/or a bank affiliate since 1983 and provides valuable historical perspective in both the company and the banking industry. His deep roots in the Celina, Ohio area provide representation on the board for our Northwest Ohio market. His years as a practicing attorney give him enhanced perspective on legal and regulatory issues.	1983

William J. Kramer 49	Vice President of Operations, Val-Co Companies, Inc., Coldwater, Ohio (VP & General Manager 2002-2008), an international company that manufactures products for the agricultural and horticultural industries; previously president of Pax Steel Products, Inc., from 1984-2002 (predecessor corporation to Val-Co); employed by Deloitte & Touche, LLP, Dayton, Ohio from 1982-1984; former director chair of the audit committee of an affiliate bank from 1987 to 2005. Director of First Financial Bank, N.A., Hamilton, Ohio since 2005.	2005

Mr. Kramer has been a CPA since 1984 with both public accounting and private company experience with substantial experience in financial reporting and accounting controls.  He qualifies as an audit committee financial expert.  Furthermore, his tenure with our company and/or a bank affiliate since 1987 provides valuable historical perspective in both the company and the banking industry.

Mark A. Collar 56
Chairman, Third Frontier Advisory Board (provides direction for State of Ohio’s investment in high tech industry); Vice Chairman and Member of the Executive Committee, BioOhio, Inc. (non-profit organization which promotes the acceleration and growth of life science companies in Ohio); Trustee and Member of the Executive Committee for Health Alliance (hospital group serving the greater Cincinnati area); venture partner at Triathlon Medical Ventures, Cincinnati, Ohio; Director (since February 2008),  AtriCure, Inc. (ATRC), West Chester, Ohio, a publicly-traded medical device company.  Previously held numerous positions within The Procter & Gamble Company since 1975 including: President, Global Pharmaceuticals & Personal Health from 2005-2007; President, Global Pharmaceuticals, from 2002-2005; and Vice President, Global Pharmaceuticals, from 1997-2002.  Director of First Financial Bank, N.A., Hamilton, Ohio since 2009.

Mr. Collar brings a wealth of knowledge from his 32 years a Proctor & Gamble, including marketing, competitive market analysis, operations, mergers and acquisitions, sales, corporate strategy, and best practices.  Mr. Collar’s leadership roles in a number of organizations, including his membership on another publicly traded company, provides us with insight into a number of opportunistic fields as well dealing government officials and agencies.
2009

(1)	Ages are listed as of December 31, 2009.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees.

PROPOSAL 2- ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
(Item 2 on Proxy Card)

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law, which expanded the executive compensation requirements previously imposed on the Company by the Emergency Economic Stability Act of 2008 (“EESA”) and the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”). On June 10, 2009, the U.S. Treasury issued interim final rules regarding EESA (the “TARP Regulations”). Under the TARP Regulations, any reporting company that has received or will receive financial assistance under TARP must permit a separate shareholder vote to approve the reporting company’s executive compensation, as disclosed in the reporting company’s Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the SEC, in any proxy or consent or authorization for an annual or other meeting of its shareholders during the period in which any obligation arising from financial assistance provided under TARP remains outstanding.  As a recipient of TARP, we were required to provide shareholders with the right to cast an advisory vote on our executive compensation programs at last year’s annual meeting.   On February 24, 2010, First Financial redeemed all $80 million of preferred stock and thus has no further obligations outstanding under TARP and as such in the future will no longer be subject to this requirement.

The Board of Directors is providing the shareholders with the opportunity to cast an advisory vote on the Company’s compensation program at the annual meeting. As set forth in the TARP Regulations, this vote will not be binding on or overrule any decisions by the Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of the Company’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee of the Board of Directors (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements. The Board of Directors has determined that a vote on the following resolution is the most appropriate manner in which to allow shareholders to vote on the Company’s executive compensation programs and policies:

RESOLVED, that the shareholders approve the compensation of executives of the Company as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation, together with the accompanying narrative disclosure, in this proxy statement.

Approval of this proposal will require the affirmative vote of a majority of the Company’s common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors recommends that shareholders vote “FOR” the adoption of this proposal.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF AUDITORS
(Item 3 on Proxy Card)

The Audit Committee of the board has appointed Ernst & Young LLP as First Financial’s auditors for the year 2010 and, in accordance with established policy, that appointment is being submitted to shareholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but that vote would be considered in connection with the auditors’ appointment for 2011

Ernst & Young were the Company’s auditors for the year ended December 31, 2009, and a representative of the firm is expected to attend the meeting, respond to appropriate questions and, if the representative desires, which is not now anticipated, make a statement.

Neither state law nor our corporate documents require that shareholders ratify the appointment of our independent registered public accounting firm.  However, we are submitting the proposal for ratification as a matter of good corporate governance.  If shareholders do not ratify the appointment, the Audit Committee will consider whether or not to retain Ernst & Young in the future.  Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such appointment would be in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered accounting firm for the fiscal year ended December 31, 2010.

PROPOSAL 4- SHAREHOLDER PROPOSAL
(Item 4 on Proxy Card)

Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, owner of 526.3 shares of the Company’s common stock, has notified us that he intends to present the following proposal and related supporting statement at the annual meeting:

RESOLUTION

That the shareholders of FIRST FINANCIAL BANCORP. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

In last year’s annual meetings, 17,017,098 shares, 56.92% of the shares voted, were voted in favor of this proposal.  Our Board of Directors has failed to adopt this recommendation at the time this proposal is presented.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders.  Eliminating this staggered system increases accountability and give shareholders the opportunity to express their views on the performance of each director annually.  The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it.  In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interest of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote "FOR" this proposal.

Your Board of Directors’ Recommendation

Your Board unanimously recommends that you vote “AGAINST” this proposal.

Opposition Statement

Under our current structure, each director serves a three-year term and about one-third of the Board stands for election each year. This is commonly known as a “classified” or “staggered” board, and is a practice that has been adopted by many public companies.  The Board, in conjunction with its Corporate Governance and Nominating Committee, evaluates corporate governance issues on a regular basis, including whether to maintain a classified board structure.  In reviewing this matter and making its determination to oppose the proposal again, the Board carefully considered a number of items, including the current industry environment, the history of the classified board structure, arguments for and against maintaining a classified board, the degree of shareholder support for last year’s proposal as well as the level of support that would be required to amend the articles of incorporation, and the points raised with respect to the proposal.  In addition, the committee considered whether, in light of the current trends in corporate governance, First Financial should move away from a classified board.   After careful consideration, the Board has concluded again that maintaining a classified board is in the best interests of our company and shareholders for the reasons set forth below.  Accordingly the Board of Directors recommends that you vote AGAINST this proposal.

The proponent submitted this same proposal at our annual meeting of shareholders in 2009. For the 2009 annual meeting, the Board opposed the proposal. Although the proposed advisory resolution passed, it received support from approximately 55.9% of the holders of the shares present in person or by proxy and entitled to vote and only approximately 45.4% of the total shares issued and outstanding. Our proxy statement for the 2009 annual meeting clearly stated that abstentions would be considered as a vote against the proposal. Thus, the proposal did not receive a 56.9% vote in favor, as stated by the proponent, when the abstentions are taken into account.

The Board is mindful of recent initiatives to declassify boards of other companies and the arguments in favor of declassification, some of which are referred to in the proponent’s supporting statement. However, the Board is of the view that the choice of whether a board should be classified or declassified should be made on a case-by-case basis and tailored to each situation. For example, some proponents for the annual election of directors have argued that the annual election of directors is correlated with higher shareholder returns.  This was alluded to by the proponent in his proposal last year.  However, as set forth in our annual report to shareholders, First Financial, with a staggered board, outperformed its peers over a five year period in one of the toughest economic times for financial institutions.   We encourage you to read our annual report to shareholders for more detail on our business activities.  The Board is committed to the long-term interests of the shareholders.

In the particular case of our company, the Board believes that the classified board structure has served us well and that it provides important benefits to our company and shareholders. These benefits include the following:

Continuity and Stability.  The classification of directors is designed to maintain continuity and stability, prevent sudden disruptive changes to the Board’s composition, enhance long-term planning and ensure that, at any given time, there are directors serving on the Board who have substantial knowledge of our company, its business and its strategic goals.  The continuity and stability that results from a classified Board structure facilitates long-term strategic planning, which is critical to the future success of your company and helps create long-term value for its shareholders.

Accountability and Governance. The Board believes that the concerns cited by the proponent about accountability and governance as affecting value may be overstated, particularly with the increasing scrutiny of corporate governance and heightened regulatory oversight of recent years. A director who is elected to a three-year term is just as accountable to shareholders as a director who is elected to a one-year term. Moreover, the Board is committed to corporate governance practices that will benefit our shareholders and regularly examines these practices in light of the changing environment.  The Board has instituted a number of corporate governance practices and does not believe that the classified board can be viewed in isolation as affecting accountability.

Independence.  Electing directors to three-year, not one-year, terms can enhance the independence of non-management directors.  The longer term provides non-management directors with insulation from pressure from management or special interest groups, who may have an agenda contrary to the long-term interests of all shareholders.

Protection Against Takeover Tactics. The Board believes that the classified structure will provide it valuable leverage to deliver shareholder value in a potential takeover. Although a classified board would not preclude a takeover, it is designed to safeguard our company against the sudden and disruptive efforts by third parties to quickly take control of the Board. Therefore, a third party seeking to acquire control is encouraged to engage in arm’s length negotiations with the Board, which is in a position to negotiate a transaction that is fair and in the best interests of all of our shareholders.

Effect of Approval of the Proposal. The current classified board structure was approved by the shareholders of First Financial Bank in 1983, when the First Financial Bancorp was formed as the holding company of the bank.   Furthermore, this proposal, which is advisory in nature, would not automatically result in the elimination of our classified board structure.  Under our articles of incorporation, an affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares would be required for approval of such an amendment. In addition, under Ohio law, amendments to our certificate of incorporation require that a majority of the Board declare the amendment to be advisable prior to submission to our shareholders. It is the Board’s view that the holders of a majority of the outstanding shares of our common shares do not support elimination of our classified board structure. Based on the number of shares outstanding on the record date for the 2009 annual meeting, the proponent’s proposal received the support of less than a majority (approximately 45.4%) of the shares  issued and outstanding. In addition, the holders of 12.9 million shares, or 34.4% of the issued and outstanding shares, were voted against the proposal.  In order to have amended our articles of incorporation to eliminate our classified board structure, an affirmative vote of the holders of approximately 24.8 million, or 7.9 million more shares than were voted in favor of the proposal in 2009, would have been required for approval of such an amendment.   Since that time, we have successfully raised capital on two separate occasions and now have approximately 57.8 million shares issued and outstanding and thus at this time an amendment to the articles for the annual election of directors would require the affirmative vote of at least 38.5 million shares.

If our shareholders approve the proposal by a substantial margin, the Board will again review the advisability of our classified board structure and determine whether it is in the best interests of our company and shareholders to present an amendment to our articles of incorporation at the next annual meeting that, if approved by the requisite vote, would eliminate the classified board.

For all of the above reasons, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.  Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed on the proxy card.

CORPORATE GOVERNANCE

General

The business and affairs of the Company are managed under the direction of the Board of Directors.  Members of the Board are kept informed through discussions with the President and the Company’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.  All members of the Board also served as directors of the Company’s subsidiary bank, First Financial Bank, N.A. during 2009.

Board Leadership Structure

The Chair of the Board of Directors presides over each board meeting and performs such other duties as may be incident to the office.  Although our corporate documents would allow our Chair to hold the position of Chief Executive Officer, our Corporate Governance Principles provides that these two positions must be separate.  Your board believes this separation allows our Chair to provide additional independent oversight of management.  The offices of the Chair and CEO have been separate since 1997.

The Board’s Role in Risk Oversight

Our Board of Directors recognizes that risk management is an enterprise–wide responsibility. The involvement of the full Board in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.  Our Board assumes a significant role in risk management both through its actions as a whole and through its committees.

•
During 2009, the Audit and Risk Management Committee (“ARMC”) assisted the Board in overseeing enterprise-wide risks, including credit risk, market risk, liquidity risk, operational risk, fiduciary, legal risk and reputation risk.  In 2010, the Board determined to form a separate Risk Committee.  The Risk Committee’s role and its relationship with the Board regarding risk oversight are more fully described under “Meetings of the Board of Directors and Committees of the Board – Board Committees - Risk Committee.”

•
The Compensation Committee evaluates, with our senior officers, risks posed by our compensation programs and seeks to limit any unnecessary or excessive risks these programs may pose to us, in order to avoid programs that might encourage such risks. The Compensation Committee’s role and its relationship with the Board are more fully described under “Committees of the Board – Compensation Committee” and “Compensation Committee Report.”

•
The ARMC (now the Audit Committee) reviews our systems to manage and monitor financial risk with management and our internal audit department. The Audit Committee’s role and its relationship with the Board are more fully described under “Committees of the Board – Audit Committee.”

•	Select members of management attend all Board meetings and are available for questions regarding particular areas of risk.

•	In 2009, the Board of the Bank created a Credit Committee to oversee credit issues.

While each of these committees is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board of Directors is regularly informed through committee reports about such risks.

The Company’s risk governance structure starts with each line of business being responsible for managing its own risks.  In addition, the Board of Directors and executive management have appointed a Chief Risk Officer to support the risk oversight responsibilities of the Board and its committees and to involve management in risk management by establishing committees comprised of management personnel who are assigned responsibility for oversight of particular risk areas in the organization.  An Enterprise Risk Management Committee (“ERMC”) comprised of senior management is the senior most focal point within our company to monitor, evaluate and recommend comprehensive policies and solutions to deal with all aspects of risk and to assess the adequacy of any risk remediation plans in the company’s businesses.  The Chief Risk Officer provides the board with a quarterly risk profile of the Company as well as the results of the ERMC.

Director Independence

The Board of Directors has determined that eight of its current nine members are independent directors as that term is defined under the rules of the Nasdaq Stock Market (the “Nasdaq”).  The independent directors are J. Wickliffe Ach, Donald M. Cisle, Sr., Mark A. Collar, Corinne R. Finnerty, William J. Kramer, Murph Knapke, Susan L. Knust, and Richard E. Olszewski.  Barry S. Porter retired from the Board of Directors on June 15, 2009 was also deemed an independent director.  Claude E. Davis is not independent because he is the president and chief executive officer of the Company.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company and its affiliates fall within these categories is independent:

•
A loan made by the First Financial Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the bank’s credit committee or by any bank regulatory agency which supervised the bank as substandard, doubtful or loss;

•
A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar client relationship between First Financial Bank or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by the Company or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president;

•
Purchases of goods or services by the Company or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five (5%) percent or less of the equity interests of that business and do not serve as an executive officer of the business; or

•
Purchases of goods or services by the Company, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $200,000 or 5% of the gross revenues of the business.

Pursuant to its charter, the Audit Committee reviews and ratifies all related transactions.  Any loans to a director or a related interest are approved in accordance with banking laws.  For a discussion of such relationships, see “—Other Business Relationships.”

Other Business Relationships

Corinne R. Finnerty, a director of the Company, is a shareholder and an officer of McConnell Finnerty Waggoner PC, which has been retained by First Financial Bank, N.A. and previous Company bank subsidiaries during the prior fiscal year and the current fiscal year.  During 2009 the Company’s subsidiaries paid the firm $48,751 in legal fees and reimbursable expenses.  The Board of Directors has determined that these payments, which are below the applicable limits established by the rules of the Nasdaq, do not affect Ms. Finnerty’s status as an independent director.

Indebtedness of Directors and Management

Some of the officers and directors of the Company and the companies with which they are associated were clients of the banking subsidiary of the Company.  The loans to such officers and directors and the companies with which they are associated (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features.

First Financial Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers, principal shareholders and their employees on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

Director Education

The Board recognizes the importance of its members keeping current on Company and industry issues and their responsibilities as directors.  All new directors attend orientation training soon after being elected to the Board.  Also, the Board encourages attendance at continuing education programs for Board members, which may include internal strategy or topical meetings, third-party presentations, and externally-offered programs.

Nominating Procedures

It is the Corporate Governance and Nominating Committee’s policy that it will consider director candidates recommended by shareholders in accordance with the procedures outlined in the Company’s Regulations.  Under those procedures, shareholders who wish to nominate individuals for election as directors must provide:

•	The name and address of the shareholder making the nomination and the name and address of the proposed nominee;
•	The age and principal occupation or employment of the proposed nominee;
•	The number of common shares of the Company beneficially owned by the proposed nominee;
•	A representation that the shareholder making the nomination:
-      Is a holder of record of shares entitled to vote at the meeting, and
-      Intends to appear in person or by proxy at the meeting to make the nomination;
•	A description of all arrangements or understandings between the shareholder making the nomination and the proposed nominee;
•
Any additional information regarding the proposed nominee required by the proxy rules of the Securities and Exchange Commission (the “SEC”) to be included in a proxy statement if the proposed nominee has been nominated by the Company’s Board of Directors; and

•	The consent of the proposed nominee to serve as a director if elected.

In order to be recommended for a position on the Company’s Board of Directors by the committee, a proposed nominee must, at a minimum, (i) be able to comply with the Company’s Corporate Governance Guidelines, and (ii) through a combination of experience and education have the skills necessary to make an effective contribution to the Board of Directors.  In accordance with the Company’s Regulations, no one may be elected to the Board of Directors after reaching his or her seventieth birthday.

In connection with next year’s Annual Meeting of Shareholders, the committee will consider director nominees recommended by shareholders provided that notice of a proposed nomination is received by the Company no later than February 24, 2011, as provided in the Company’s Regulations.  Notice of a proposed nomination must include the information outlined above and should be sent to First Financial Bancorp., Attention: Gregory A. Gehlmann, General Counsel & Secretary, 201 E. Fourth Street, Suite 2000, Cincinnati, OH 45202.

Director Qualifications

The committee identifies nominees for director through recommendations by shareholders and through its own search efforts, which may include the use of external search firms.  The committee evaluates nominees for director based upon criteria established by the committee and applies the same evaluation process to all director nominees regardless of whether the nominee is recommended by a shareholder.  The criteria evaluated by the committee include, among other things, the candidate’s judgment, integrity, leadership ability, business experience, and ability to contribute to board member diversity (including, but not limited to gender, race, ethnicity, as well as experience, geography, qualifications, attributes and skills) in a wide variety of areas.  Although our Corporate Governance Guidelines discuss its importance, we have not established a particular policy regarding the consideration of diversity in identifying director nominees.  However, the Corporate Governance and Nominating Committee recognizes that racial and gender diversity of the Board is an important part of its analysis as to whether the Board constitutes a body that possesses a variety of complimentary skills and experiences.  The committee also considers whether the candidate meets independence standards, is “financially literate” or a “financial expert,” is available to serve, and is not subject to any disqualifying factor.  No one individual trait is given particular weight in the decision process.  We believe each of the Company’s directors and director nominees possess the personal characteristics needed for the responsibilities as a director.

Stock Ownership Guidelines

In January 2007, the Compensation Committee adopted stock compensation guidelines whereby directors are required to own Company stock equal to at least three times the director’s annual retainer within three years of first becoming a director of the Company.  The requirement in the First Financial Bank, N.A. Bylaws that a director own at least $1,000 of Bancorp stock upon election or appointment to the Board is still in place.

Director Change in Status

In the event of a change in the principal occupation, business association or residence of a director, such director shall submit his/her resignation to the Chair of the Corporate Governance & Nominating Committee. The Corporate Governance & Nominating Committee shall determine if it is in the best interest of the Company to accept the resignation or to allow for such director to continue serving as a member of the board of directors.

Other Directorships and Committee Memberships

To preserve independence and to avoid conflicts of interest, directors are to limit the number of other public company boards on which they serve to three or fewer.  Directors are to advise the Chairman of the Board and the Chair of the Corporate Governance and Nominating Committee before accepting an invitation to serve on another public company board.  Members of the Audit and Compensation Committees are discouraged from serving on a number of similar committees of other public companies that would affect their ability to function effectively on the Boards and their committees.  In addition:

•	The CEO is limited to serving on the boards of no more than two additional public companies.
•	Absent prior approval by the Corporate Governance and Nominating Committee, all Board members are to limit their board membership on non-public/charitable organizations to no more than five.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics which applies to all First Financial (including subsidiaries) directors, officers and employees. The code governs the actions and working relationships of First Financial employees, officers and directors. The code addresses, among other items, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations and encourages the reporting of any illegal or unethical behavior.

We also maintain a Code of Ethics for Senior Financial Officers which addresses some of the same issues as the Code of Business Conduct, such as the importance of honesty, integrity and confidentiality, but establishes specific standards related to financial controls and reporting for senior financial officers of First Financial.  We will disclose any substantive amendments to or waiver from provisions of the code made with respect to the chief executive officer, principal financial officer or principal accounting officer on our website.

We have also adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of First Financial by the Board and its committees.  The Corporate Governance Principles cover, among other issues, executive sessions of the board of directors, director qualifications, director responsibility, director independence, voting for directors, limitations on other boards, continuing education for members of the board of directors, and internal performance evaluations.

These documents are available within the Investor Relations section of our website at www.bankatfirst.com/Investor under the “Corporate Governance” link.  They also are available in print to any shareholder who requests them.

Whistle Blower Procedures

The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters.  There are also procedures for the submission by the Company or affiliate employees of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Policy on Majority Voting

The Board recognizes that, under the Articles and Regulations, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of First Financial.  Nevertheless, we have adopted a policy on majority voting for the election of directors in our Corporate Governance Guidelines. You can view these within the Corporate Governance section of our website at www.bankatfirst.com/Investor. The policy requires nominees who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender his or her written resignation to the Corporate Governance and Nominating Committee for consideration by the committee following the certification of the shareholder vote. This requirement applies only in an uncontested election of directors, which is an election in which the only nominees are persons nominated by the Board of Directors.

The committee will then consider such resignation and make a recommendation to the Board concerning whether to accept or reject such resignation. In determining its recommendation to the Board, the committee will consider all factors deemed relevant by members of the committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on such committee in such capacity), and whether the director’s resignation from the Board would be in the best interest of First Financial and its shareholders.

The committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the committee to have substantially resulted in the “withheld” votes. The Board will take formal action on the committee’s recommendation no later than 90 days following the certification of the shareholder vote. In considering the committee’s recommendation, the Board will consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as the Board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the Board’s decision, together with a full explanation of the process by which the Board made its decision and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation within four business days after the Board makes its decision.

Communicating with the Board of Directors
The Board of Directors has established a process by which shareholders may communicate with the Board of Directors.  Shareholders may send communications to the Company’s Board of Directors or to individual directors by writing to:

Attn: Board of Directors (or name of individual director)
First Financial Bancorp.
P.O. Box 1242
Hamilton, OH  45012-1242

Letters mailed to this post office box will be received by the director who serves as chair of the Audit Committee or the director who serves as chair of the Nominating and Corporate Governance Committee, as alternate.  A letter addressed to an individual director will be forwarded unopened to that director by the chair of the Audit Committee.

Information regarding this process is also available within the Investor Relations section of our website at www.bankatfirst.com/Investor under the “Corporate Governance” link.  For questions regarding this process, shareholders   may call the Company’s General Counsel & Secretary, Gregory A. Gehlmann, at (513) 979-5772.

Meetings of the Board of Directors and Committees of the Board

Board Meetings

During the last fiscal year, the Board of Directors held seven regularly scheduled meetings and two special meetings.  All of the incumbent directors attended 75% or more of those meetings and the meetings held by all board committees on which they served, during the periods that they served as directors.

The Board of Directors believes that it is important for directors to participate in scheduled board and committee meetings and to attend the Annual Meeting.  It is the policy of the Board of Directors that directors who participate in fewer than 75% of scheduled board and committee meetings, or who do not attend the Annual Meeting, unless excused by the Board of Directors, are subject to not being re-nominated to the Board of Directors.   During 2009 all of the incumbent nominees attended more than 75% of the scheduled meetings.  All of the Company’s nine directors then in office attended the 2009 Annual Meeting.

Executive Sessions of Non-Management Directors

The independent directors meet in regularly scheduled meetings at which only the independent directors are present.  During 2009, the independent directors held three such meetings.

Board Committees

The Board of Directors has the following standing Committees:  Corporate Governance and Nominating, Compensation, Audit, and Risk.  Other committees are formed as needed.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee (the “Nominating Committee”) reports to the Board on corporate governance matters, including the evaluation of the Board and its Committees and the recommendation of appropriate Board Committee structures and membership.  The committee also establishes procedures for the director nomination process and recommends director nominees for Board approval.  The committee is comprised of the following directors, each of whom satisfies the definition of independence for nominating committee members under the rules of the Nasdaq: J. Wickliffe Ach (Chair), Corinne R. Finnerty, and Richard E. Olszewski.  The committee held five meetings during the 2009 fiscal year.

Compensation Committee.  The Compensation Committee’s primary responsibilities include:

•	determining and approving the compensation of the CEO and each executive officer of the Company as determined pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934;

•
evaluating the performance of the Company’s CEO for all elements of compensation and other executive officers with respect to incentive goals and objectives approved by the committee and then approving all executive officers’ compensation based on those evaluations and other individual performance evaluations provided to the committee;

•
reviewing and evaluating all benefit plans of the Company in accordance with applicable laws, rules and regulations (including those that apply due to the Company’s participation in the Capital Purchase Plan);

•
overseeing the preparation of the compensation discussion and analysis and recommending to the full Board its inclusion in the annual proxy statement in accordance with applicable laws, rules and regulations;

•
annually reviewing the executive incentive compensation arrangements with the Company’s Chief Risk Officer to see that such arrangements do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Company; and

•	recommending to the Board of Directors compensation for directors.

The committee has the authority to retain compensation consultants to assist in the evaluation of director and executive compensation.  During 2009, the committee utilized the services of an independent compensation consultant.

The Compensation Committee is comprised of the following directors, each of whom satisfies the definition of independence for compensation committee members under the rules of the Nasdaq and SEC: Susan L. Knust (Chair), J. Wickliffe Ach, Donald M Cisle, Sr., and William J. Kramer.  The Compensation Committee held nine meetings during 2009.

Audit and Risk Management Committee.  During 2009, the Audit and Risk Management Committee served in a dual capacity to oversee both the audit and risk functions of the Company and First Financial Bank, N.A.  The committee is responsible for overseeing the Company’s accounting and financial reporting processes, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and the external auditors, and the Company’s compliance with applicable legal and regulatory requirements.  The committee also assisted the Board in overseeing the Company’s enterprise-wide risks, including interest rate, credit, reputation, strategic, technology, operational, legal, regulatory, governance, reputation, and reporting risks. See “- Risk Committee” for a discussion of the risk oversight function of the board in 2010.   The committee operates pursuant to a written charter that was adopted by the Board of Directors and is comprised of the following directors, each of whom satisfies the definition of independence for audit committee members under the rules of the Nasdaq and the SEC:  William J. Kramer (Chair), Donald M. Cisle, Sr., Mark A. Collar, and  Richard E. Olszewski.  The Board of Directors has determined William J. Kramer is an audit committee financial expert serving on the Audit and Risk Management Committee.  The Audit and Risk Management Committee held seven meetings during the fiscal year.

Risk Committee.  In 2010, the Board determined to form a separate the Risk Committee to assist the boards in overseeing enterprise-wide risks, including credit risk, market risk, liquidity risk, operational risk, legal risk and reputation risk. To the extent it deems necessary or appropriate, the Risk Committee will carry out the following responsibilities, among others:

•	Review and approve significant risk assessment and risk management policies, and develop and implement additional policies relating to risk assessment and risk management.

•	Evaluate risk exposure and tolerance.

•	Consult with the Chief Risk Officer regarding credit and other risks, as appropriate.

•	Consult with the Audit Committee and the Compensation Committee regarding financial and compensation risks, as appropriate.

The Risk Committee is comprised of the following directors, each of whom satisfies the definition of independence for Risk Committee members under the rules of the Nasdaq and SEC: Richard E. Olszewski (Chair), Mark A. Collar, Corrine R. Finnerty.  The Risk Committee did not meet in 2009 as its function was handled by the Audit and Risk Management Committee during 2009.

Capital Sub-Committee.  During 2009, the Board formed a Capital Sub-Committee consisting of Messrs. Porter, Cisle, Knapke, Kramer, and Olszewski.   Mr. Porter served on this committee until his retirement on June 15, 2009.  The Capital Sub-Committee was formed to consider various capital raising opportunities, including the Capital Purchase Program. The Capital Sub-Committee met three times in 2009.

Availability of Committee Charters.  The Corporate Governance and Nominating Committee, Compensation Committee, Risk Committee and Audit Committee each operates pursuant to a separate written charter adopted by the Board.  Each committee reviews the charter at least annually.  Copies of the charters are available within the Investor Relations section of our website at www.bankatfirst.com/Investor under the “Corporate Governance” link. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

BOARD COMPENSATION

Set forth below is a breakdown of fees paid to non-employee directors for the year ended December 31, 2009.  Each component is discussed in detail below.

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($)(3)	All Other Compen- sation ($)(4)	Total ($)
J. Wickliffe Ach	$50,235	$—	996	$51,231
Donald M. Cisle, Sr.	50,694	—	996	51,690
Mark A. Collar	42,738	60,005	802	103,545
Corinne R. Finnerty	46,895	—	996	47,891
Murph Knapke	63,100	60,005	1,142	124,247
Susan L. Knust	47,787	—	1,855	49,642
William J. Kramer	58,752	60,005	1,142	119,899
Richard E. Olszewski	50,031	—	996	51,027
Barry S. Porter(5)	41,667	—	340	42,007

(1)	Includes retainers, board and committee attendance fees, and retainers for committee chairs for both First Financial Bancorp and First Financial Bank.

(2)
Pursuant to the Company’s Director Fee Stock Plan, directors may elect to have all or any part of the annual retainer fee paid in the Company’s common shares.  See also “- Director Fee Plan.” This column includes shares purchased under such plan as follows:

Name	Amount of Fees Used to Purchase Common Shares
J. Wickliffe Ach	$5,000
Donald M. Cisle, Sr.	6,800
Mark A. Collar	2,000
Corinne R. Finnerty	13,200
Murph Knapke	13,200
Susan L. Knust	10,000
William J. Kramer	13,200
Richard E. Olszewski	13,200
Barry S. Porter	6,600

(3)
Total value is computed utilizing the grant date market value for restricted stock awards.   See Note 19 – Stock Options and Awards of the Company’s Annual Report on Form 10-K for additional information on valuation methodology.  Based on the closing price of First Financial’s common shares as of the date of grant (June 15, 2009) of $7.48 per share.  Shares (8,022) vest over a three-year period beginning June 15, 2010.  See “- Director Stock Plan.”

(4)
Includes dividends paid on unvested restricted stock awards.  Does not include taxes imposed on bank and holding company directors’ fees by the respective Cities of Hamilton and Norwood, Ohio paid for by First Financial.

(5)	Retired as of June 15, 2009.

Board/Committee Fees

Non-employee directors of the Company and First Financial Bank received (a) annual retainers of $10,000 and $10,000, respectively; and (b) $750 and $650 for each board and committee meeting attended, respectively.  Committee chairs receive annual retainers of $3,000; however, the chair of the Audit and Risk Management Committee of the Company receives a $5,000 annual retainer.  These chair retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants and preparing committee agendas.  Furthermore, the Chair and Vice Chair of the Company receive annual retainers of $30,000 and $4,000 annually, respectively.  Director fees are paid quarterly.

Director Stock Plans

In 2006, First Financial’s shareholders approved the Amended and Restated 1999 Director Stock Plan. The plan provided that directors can receive options and/or restricted stock awards.  Beginning in 2006, upon election or re-election to a three-year term, each non-employee director receives $60,000 in value of restricted stock which vest 1/3 each year after the first year following election or re-election.  Prior to 2006, upon election or re-election to a three-year term, each non-employee director received stock options with an expected value of $60,000 at the time of grant.  Grants are made on the date of the annual meeting based on the closing price of the Company’s common shares that day.

No further awards can be granted under the 1999 Director Stock Plan as it expired by its terms on April 26, 2009. The 1999 Director Stock Plan will remain in effect with respect to awards already granted under the plan until such awards have been exercised, forfeited, canceled, have vested, expired or otherwise terminated in accordance with the terms of such grants.

In 2009, First Financial’s shareholders adopted the 2009 Director Stock Plan with similar features as the amended and restated 1999 plan.

Stock Grants to Nominee Directors

In the event Messrs. Ach, Cisle, Sr., Ms. Finnerty, and Olszewski are re-elected to the Board, each will receive a grant of $60,000 of restricted stock the 2009 Directors Stock Plan.  At March 29, 2010, the closing price of our common shares was $18.11 per share, which would equate to a grant of approximately 3,313 restricted shares each.

Director Fee Stock Plan

Each year directors are given the opportunity to have all or a portion of their board fees invested in the Company’s common stock.  Elections are made once a year.  Shares are purchased by an independent broker dealer after the payment of the quarterly board fees.

Reimbursement

Directors are entitled to reimbursement of their reasonable travel expenses for attending Board of Director and Committee meetings.  Claude Davis, who is also an employee of the Company did not receive any additional fees for serving on the Board of Directors and therefore has been omitted from the table.  For a discussion of Mr. Davis’ compensation, see “Executive Compensation.”

EXECUTIVE COMPENSATION

Throughout this proxy statement, we often use the terms Named Executive Officer (“NEO”), Senior Executive Officer (“SEO”, and named executives interchangeably because for the purposes of First Financial, the individuals covered by the definitions of these terms under  TARP CPP, the TARP Regulations and the SEC rules are the same.

Compensation Committee Report

In its capacity as the compensation committee of the Board, the Compensation Committee has reviewed and discussed with management the CD&A below. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

As required by the TARP Standards for Compensation and Corporate Governance; Interim Final Rule (the "TARP Regulations") and discussed below in the CD&A, the Compensation Committee has reviewed its executive and other incentive programs to determine if their design and/or metrics encourage unnecessary and or material risk taking. The Compensation Committee believes, based on the provisions and actions described below, that they do not.

In the first quarter of 2009, the Compensation Committee undertook an initial risk review of the Company’s compensation practices in response to preliminary Treasury Department guidance applicable to companies participating in the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”).  The Compensation Committee met with the Company’s Chief Risk Officer to review incentive and bonus compensation arrangements for the Company’s named officers and identify whether these arrangements had any features that might encourage unnecessary and excessive risk-taking that could threaten the value of First Financial.  Further risk reviews were conducted in the third quarter of 2009 as well as the first and second quarters of 2010 to review all compensation plans of the Company.

Based on these reviews and the presentations by risk management, the Compensation Committee determined that the incentive plans did not present the potential for excessive risk taking because:

•	the incentive plans for the SEOs were based upon the overall Company performance rather than any individual business unit or product;
•	the Insider Trading Policy prohibits those subject to the policy from engaging in derivative and hedging transactions in Company common stock;

•
of the fact that the Company is not in many of the lines of businesses that have often exposed firms to substantial risks (such as origination or securitization of sub-prime mortgage loans or significant proprietary derivatives trading or strategic investing);

•
a significant portion of the compensation of our senior management is in the form of long-term, equity-based pay which vests over a multi-year period and has an inherent risk adjustment factor based on the Company’s share value; and

•
NEOs and next twenty most highly compensated employees were subject to the clawback policies of TARP CPP and therefore provided adequate safeguards that would either prevent or discourage excessive risk taking.

The Compensation Committee also continues to monitor a separate, on-going risk assessment by senior management of the Company’s broader employee incentive compensation practices as part of the SEC’s recent rules as well as the requirements of TARP CPP. Under this initiative, senior Company human resources, compliance, credit, and legal personnel compiled and risk management analyzed the Company’s incentive plans, including plan documents, eligibility criteria, payout formulas and payment history, and held extensive interviews with business line managers to understand how evaluation of business risk affects incentive plan performance measures and compensation decisions.

In light of these risk reviews, and the Compensation Committee’s and the Company’s practice of paying long-term compensation as the most significant portion of total compensation, the Company and the Compensation Committee have not identified any risks arising from our compensation policies and practices for our named executives and our employees generally that are reasonably likely to have a material adverse effect on the Company.

In addition to the above, and in accordance with the requirements set forth in the TARP Regulations, the Compensation Committee certifies that:

•
It has reviewed with the Company's senior risk officers the Company's senior executive officers' compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the senior executives officers to take unnecessary and excessive risks that threaten the value of the Company;

•
It has reviewed with the Company's senior risk officers the Company's employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

•
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Members of the Compensation Committee:

Susan L. Knust, Chair
J. Wickliffe Ach
Donald M. Cisle, Sr.
William J. Kramer

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This CD&A describes and explains the Company’s executive compensation decisions for 2009 for the five executive officers named in the Summary Compensation Table. These named executives offices (or NEOs) are:

Claude E. Davis, President and Chief Executive Officer

C. Douglas Lefferson, Executive Vice President and Chief Operating Officer

J. Franklin Hall, Executive Vice President and Chief Financial Officer

Gregory A. Gehlmann, Senior Vice President and General Counsel

Samuel J. Munafo, Executive Vice President – Banking Markets

On December 23, 2008, the U.S. Treasury Department invested $80 Million in First Financial Bancorp preferred stock under TARP CPP. As a result of this investment and subsequent statutory and regulatory restrictions imposed on companies who received similar investments, the Company was subject to extensive restrictions on executive compensation and thus during 2009, compensation decisions on the named executives were substantially influenced by the requirements and limitations of TARP CPP.

In 2009, the Compensation Committee balanced the Company’s need for sustained leadership in the face of the financial crisis and the Company’s historically unprecedented growth against the compensation restrictions imposed by the TARP CPP investment.   Despite the difficult economic environment, our management team made significant progress in achieving our strategic, operational, and financial goals for 2009.  However, for the named executives, TARP CPP restrictions on executive compensation largely determined the type of compensation the Company would be permitted to pay in 2009. This CD&A generally describes these restrictions, their impact on the compensation paid to our named executives, and the specific compensation decisions made by the Compensation Committee.

For a detailed discussion of our overall performance in 2009, we refer you to our 2009 annual report included with this proxy statement or on our website at www.bankatfirst.com/Investors.

TARP CPP Compensation Restrictions

In Connection with TARP CPP, the Company is restricted in the type and amount of compensation that it may pay or provide to certain of its employees, including our named executive officers.  These restrictions are set forth in the TARP Regulations and in employment agreements between the Company and Messrs. Davis, Lefferson, Hall, and Gehlmann (the "TARP Agreements").  In addition, the Company was required to adopt certain compensation practices and policies required by the TARP Regulations.  TARP CPP compensation restrictions and practices applicable to our named executive officers are summarized below.

•
We could not pay or accrue compensation (other than under employment contracts in effect as of February 11, 2009) with respect to Messrs. Davis, Lefferson, Hall, Gehlmann, and Munafo in the form of bonus, retention awards, or incentive compensation, including stock options and equity awards, except as described in the following bullet;

•
We would be permitted to make grants of long-term restricted stock to our named executives, provided that such restricted stock does not exceed one-third of the named executive’s total annual compensation for the year of the grant, including the total fair market value of the restricted stock as of the grant date, was not transferable prior to repayment of certain percentages of the TARP CPP investment, and is forfeitable for at least two years from the date of grant except under limited circumstances;

•	We could increase the base salary of our named executives and also pay salary in stock, including stock subject to a holding period or transfer restrictions;

•	We could provide perquisites to our named executives, subject to complying with various regulatory reporting requirements for perquisites in excess of $25,000 to any individual;

•	We could not deduct for tax purposes annual compensation paid to Messrs. Davis, Lefferson, Hall, Gehlmann & Munafo, of more than $500,000, regardless of whether it was performance related;

•
We were required to adopt enhanced “clawback” policies, requiring our named executive officers and other top paid employees to forfeit compensation awarded based on materially inaccurate financial information or any other materially inaccurate performance-metric criteria;

•	We could not make “golden parachute,” tax gross-ups or severance payments to our named executives and certain other highly compensated employees;

•
The Compensation Committee was obligated to review incentive compensation arrangements with the senior risk officer to ensure that executives are not encouraged to take unnecessary and excessive risks and to meet every six months with the chief risk officer to discuss and review all compensation arrangements and their relationship to risk;

•	We were required to hold an annual, non-binding shareholder vote on the Company’s executive compensation programs; and

•	We were required to adopt a company-wide policy regarding “excessive” or “luxury” expenditures.

Objectives of Our Executive Compensation Programs

The Compensation Committee has designed a compensation framework to drive financial performance and increase shareholder value. The principles of this framework include:

•	Pay should be competitive with the market.
•	A substantial portion of pay should align with performance (pay for performance) with internal goals and compared to peers.
•	A substantial portion of pay should be at risk to align with shareholder risk.
•	Compensation must comply with legal and regulatory limits.

Discussed herein is the executive compensation philosophy that the Compensation Committee believes best supports the Company’s strategy.   As such, the executive compensation program is intended to support the achievement of our business strategy while aligning each executive’s financial interests with those of shareholders.

Our core strategy is to:

•
Follow a “People Led” strategy. Our primary competitive advantage must be our people. Their knowledge and expertise in providing financial products and commitment to exceptional service quality will be what separates us from competitors.

•	Be an “Employer of Choice” for high performance employees in our various communities.
•	Be a top quartile performer in both return and growth compared to our peers.

The executive compensation philosophy of First Financial is to provide compensation opportunities that are both market based and reflect the value delivered by the individual to the organization.  The objectives of the executive compensation programs are to recruit, retain and incent the best talent in our industry to provide top quartile performance to all of our stakeholders on a consistent basis over the long-term.

Philosophical Principles and Guidelines

Our executive compensation program seeks to:

•	support the creation of shareholder value along with the achievement of other key corporate goals and objectives
•	focus attention and appropriately balance both current priorities and our longer-term strategy
•	attract, motivate, and retain top organizational contributors to ensure we have the caliber of executives needed to perform at the highest levels of the industry
•	provide a totally integrated program that is aligned with performance results in a cost effective manner

•
encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to Company and individual performance, based on position responsibilities and the ability to influence financial and organizational results

•	be designed and administered in a manner that achieves external competitiveness and internal equity
•	award compensation based on the performance of the individual and our company, and not as an entitlement based on position or tenure
•	demonstrate executives’ commitment to our Company and shareholder value creation through executive stock ownership
•	be administered in an objective, consistent, fair, and fact-based manner
•	avoid payouts if the Company or individual fails to meet minimum acceptable performance standards
•	provide flexibility and some discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing business conditions and priorities

We recently amended our philosophy to require our executive compensation programs to not promote excessive risk taking, utilize clawbacks, and require forfeiture of awards in certain instances.  The total compensation mix attributable to the relative weighting of each element reflects the competitive market and our priorities.  As such, the mix of pay may be adjusted from time to time to best support our immediate and longer-term objectives.  Furthermore, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of pay at risk generally increases.

To achieve our above-stated principles, our primary compensation program includes the following elements:

•	Base Salary. To competitively compensate for day-to-day contributions, skills, experience and expertise of each associate.
•	Short-term annual performance-based cash incentive compensation (prohibited in 2009 to the NEOs by TARP CPP). To motivate and share in the rewards of the current year’s results.
•	Long-term equity non-cash compensation. To motivate and share in the rewards of sustained long-term results and value creation, including:
–	stock options – time-based (prohibited in 2009 to the NEOs by TARP CPP); and
–	restricted stock – time and/or performance-based.
•	Non-performance based benefits, including:
–	retirement and other benefits;
–	perquisites and other personal benefits; and
–	deferred compensation opportunities.

These elements of compensation have been chosen to create a flexible package that reflects the long-term nature of the banking business and can reward both short and long-term performance of the Company and individual. Total direct compensation for each NEO is a mix of cash and long-term incentives. Total cash includes base salary and the short-term incentive plan. Long-term incentives can include restricted stock and/or stock options. A significant portion of compensation is at risk. We attempt to provide a majority of total direct compensation paid to our NEOs as non-cash and tie a significant portion of total direct compensation to our performance. We do this so that shareholder returns, along with corporate, business unit and individual performance, both short and long-term, determine a significant portion of executive pay. The Compensation Committee has used stock options and restricted stock to motivate executives to align the executives’ interests with shareholders’ interests and to focus on the long-term performance of the business. Our emphasis on compensation elements other than base salary subjects our executives to downside risk related to our performance, and this significantly affects their overall compensation.   If First Financial performs well (based on internal objectives, as well as peer group comparison) and longer-term shareholder value increases, award levels would be strong.  If First Financial underperforms, award levels would be low or non-existent.  We currently do not have stock ownership requirements or guidelines for our executive officers.

The Compensation Committee does not evaluate or set each element of compensation independently of the other elements. Rather, the Compensation Committee adopts a holistic approach to establishing the total compensation package of each executive. Applying the Company’s core values and drawing upon the sources of information discussed above, the Compensation Committee utilizes the various elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately reflects the three core design criteria of rewarding performance, ensuring alignment with shareholders and remaining responsive to competitive factors in the marketplace for executive talent. Additionally, the Compensation Committee seeks to achieve a desired level of consistency in the character of pay among its executive officers.

These components have historically been provided by us in a framework consistent with compensation programs offered by our peer group.  However, as a result of our participation in TARP CPP we were prohibited from structuring our executive pay as we did in the past and the Compensation Committee revised our compensation structure to comply with these restrictions.

External Benchmarks

In evaluating the levels of compensation, the Compensation Committee also utilizes the services of Towers Watson (formerly Watson Wyatt & Company, now know as Towers Watson & Co. after merging with Towers, Perrin, Forster & Crosby, Inc., effective January 1, 2010) as its outside compensation advisor.   With respect to benchmarking, Towers Watson presents information from survey resources available to Towers Watson in addition to information from a customized proxy analysis of similarly sized publicly-traded financial services/banking organizations with respect to each particular NEO position, if available.

In evaluating the market data provided by Towers Watson, the Compensation Committee will also consider:

•
The primary labor market peer group against which executive compensation and performance is benchmarked (generally comprised of companies with a financial services/banking industry focus and of a similar asset size to ensure market competitiveness).  Companies representative of the broader general industry population may provide appropriate compensation benchmarks for certain positions that are not specific to the financial services/banking industry.   For determining executive compensation in April 2009, the Peer Group consisted of the following 18 financial services companies:

1st Source Corp.	Heartland Financial USA Inc	Midwest Banc Holdings Inc
Amcore Financial Inc.	Independent Bank Corp	Old National Bancorp
Capitol Bancorp Ltd	Integra Bank Corp	Park National Bancorp
Chemical Financial Corp	Irwin Financial Corp	PrivateBancorp, Inc.
Community Trust Bancorp Inc	Mainsource Financial Group	Taylor Capital Group Inc
First Merchants Corp	MB Financial Inc	Westbanco Inc
First Midwest Bancorp Inc

•
Pay opportunities are established based on median market practices.  Actual compensation earned should reflect overall performance of the Company so that in years of strong performance, executives may earn higher levels of compensation as compared to executives in similar positions of responsibility at comparative companies.  Conversely, in years of below average performance, executives may be paid below average compensation.

In some cases, the availability of relevant peer information is limited for some specific executive positions. We also recognize that we may compete for the same executive talent with all financial services companies. Additionally, we believe that the integrity of our executive compensation decisions improve with additional information. Therefore, we sometimes review financial services industry compensation data from published surveys of financial services companies of approximately the same asset size. Specifically, the Compensation Committee uses this data, in addition to the peer group data, largely in the review of base salaries, but the Compensation Committee also uses it when making short-term and long-term incentive decisions.

We believe that our market review assists us in making executive compensation decisions that are consistent with our objectives, especially those of attracting, retaining and motivating our executive officers. Also, because the current marketplace is the most relevant, when making annual executive compensation decisions, the Compensation Committee does not take into account an individual’s accumulated value from past compensation grants.

The 2009 Compensation Process

Three parties play an important role in helping set the compensation for First Financial’s executive officers: (i) the Compensation Committee; (ii) senior management; and (iii) outside advisors. The sections that follow describe the role which each of these parties plays in the compensation-setting process.

Role of the Compensation Committee and Compensation Consultant.  Throughout the year, the Compensation Committee meets with the CEO and other executive officers to solicit and obtain recommendations with respect to the Company’s compensation programs and practices; however, the Compensation Committee makes the final determinations with respect to all forms of compensation for the executive officers of the Company, including corporate performance measures and targets for the Short-Term Incentive Plan.

In the first quarter of 2009, Compensation Committee reviewed First Financial’s performance for the prior year and the business plan for the coming year.  The Compensation Committee focused on performance and awards for the most recently-completed fiscal year. This review considered corporate and individual performance, changes in a NEO’s responsibilities, data regarding peer practices, and other factors.   In addition, the Compensation Committee reviewed tally sheets for each of the NEOs prepared by management.  The sheets provide a comprehensive view of the company’s payout to each NEO, including compensation, benefits, and perquisites delivered to each NEO.  Furthermore, in determining 2009 compensation, the Compensation Committee reviewed executive compensation in light of the company’s participation in TARP CPP.

To assist in its efforts to meet the objectives outlined above, during 2008 and 2009, the Compensation Committee retained Towers Watson to provide general executive compensation consulting services and to respond to any Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Compensation Committee. The outside compensation advisor typically collaborates with management, including human resources, to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Compensation Committee.  The consultant reports to the Compensation Committee Chair. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to hire and fire such consultant and engage other advisors. The Compensation Committee has the authority to determine the amount of, and approve, each element of total compensation paid to the NEO’s, including the CEO, and the general elements of total compensation for other senior officers. The Compensation Committee reviews the performance and compensation of the CEO, and other CEO direct reports, who include the executive officers named in this Proxy Statement as well as other officers. The CEO and members of our Human Resources Department assist in the reviews of such direct reports. The consultant supports such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with our philosophies and objectives discussed earlier. The CEO determines the compensation of other senior officers based in part on market data provided by the compensation consultant, and the Compensation Committee annually reviews the general elements of such compensation.

In determining the amount of NEO compensation each year, the Compensation Committee reviews competitive market data from the banking industry as a whole and the peer group specifically, described above. It makes specific compensation decisions and awards based on such data, company performance, and individual performance and circumstances. With regard to formula-based incentives, the Compensation Committee develops performance targets using management’s internal business plan, industry and market conditions, and other factors.

The Compensation Committee reviews all components of the CEO and the other NEOs’ compensation, including base salary, bonus, and long-term incentives. Members of our Human Resources department periodically make available to the Compensation Committee information regarding the value of prior grants and participation in our plans. This information includes (i) accumulated gains, both realized and unrealized, under restricted stock, stock option, and other equity grants, (ii) the cost of providing each perquisite, (iii) projected payments under our retirement plans, and (iv) aggregate amounts deferred under our nonqualified deferred compensation plans. Additionally, we provide the Compensation Committee with information regarding potential payments to our executive officers under various termination events, including retirement, termination for cause and not for cause, and upon our change in control. We provide the Compensation Committee with both the dollar value of benefits that are enhanced as a result of the termination event and the total accumulated benefit, which is sometimes called the “walk-away” amount. We provide similar information at “Other Potential Post-Employment Payments” below, except that in that table we report only the amount that is enhanced as a result of the termination event in order to not double-count compensation that we reported in previous years.

As discussed elsewhere in this proxy statement, the Compensation Committee met on a number occasions to discuss and comply with laws related to our participation in TARP CPP.

Role of Executive Management in Compensation Decisions for NEOs.  Our Human Resources Department and other members of management assist the Compensation Committee in the administration of the Company’s executive compensation program and the Company’s overall benefits program.   In 2009, the CEO, COO, Chief Human Resource Officer, and General Counsel generally attended Committee meetings, but were not present at executive sessions when matters related to them were being decided.  Periodically, other executive officers (such as the Chief Risk Officer) and advisors attended Committee meetings, generally to provide reports and information about agenda topics.  The CEO makes recommendations to the Compensation Committee as to the appropriate base salaries, annual cash incentive opportunities and stock awards, as well as threshold, target, maximum performance objectives for the NEOs other than himself.  In making a recommendation for any executive officer who does not report directly to him, the CEO considers compensation recommendations made by the executive officer’s manager.   The CEO participates in the portion of the Compensation Committee meeting at which this compensation is discussed, along with Human Resources and the COO.  Management helps prepare the information with the assistance of Towers Watson used by the Compensation Committee in making its decision.   No executive officer is part of the final deliberations and decisions impacting their own compensation. In approving this compensation for 2009, the Compensation Committee considered the CEO’s recommendations. The Compensation Committee, in consultation with Towers Watson made its own determinations regarding the compensation for our CEO, which were then ratified and approved by the Board.

Fees of Compensation Consultant.  As discussed earlier, in 2009, the Compensation Committee utilized Towers Watson to provide advice regarding the Company’s compensation practices for its executives and directors.    Fees billed by Towers Watson in 2009 for advice and services for the Compensation Committee were $48,240.

During 2009, Towers Watson also provided services to our company relating to non-executive compensation, retirement and pension plan administration, actuarial services, and related disclosure requirements. Services provided to management and not the Compensation Committee were approved by management and not the Compensation Committee. Fees billed by Towers Watson in 2009 for additional services provided were $410,000.

The Compensation Committee has determined that the outside compensation advisor provides objective and competent advice, and believes the following help to ensure objectivity:

•	the advisor reports directly to the Compensation Committee Chair;
•	the Compensation Committee’s decision to engage Towers Watson was independent of management’s engagement of Towers Watson;
•
executive compensation consulting services provided to the Compensation Committee and other consulting services provided to management were performed by separate and distinct divisions of Towers Watson; and

•	the Compensation Committee in its discretion determines whether to retain or terminate the advisor.

Use of Discretion and Other Factors in Pay Decisions.  The exercise of discretion by the Compensation Committee in determining the various elements of compensation also is an important feature of the Company’s compensation philosophy.  Because First Financial has always taken the long-term view, we use judgment and discretion rather than rely solely on formulatic results and we do not reward executives for taking outsized risks that produce short-term results.  Therefore, the Company believes it is important that the Compensation Committee have sufficient flexibility to respond to (i) the Company’s unique circumstances; (ii) prevailing market trends; (iii) the rapidly evolving financial and regulatory environment in which the Company operates; (iv) the Company’s use of cross-functioning of executive assignments and cross-training as a matter of executive development and succession planning; and (v) risk management objectives. The Company also believes it is in the best interest of the Company and its shareholders that the Compensation Committee have sufficient discretion to recognize and reward extraordinary individual performance in non-financial areas that may or may not directly affect the Company’s achievement of specific financial metrics for a particular year, but are nevertheless important to long-range growth and the enhancement of stockholder value.

2009 Compensation Actions for Named Executives

Overview.  On April 13, 2009, the Compensation Committee determined 2009 annual compensation for its senior executives, including the NEOs.  In summary:

•	There was no increase in the base salaries of Messrs. Lefferson, Hall, Gehlmann, and Munafo.
•
Target compensation for 2009 (base salary, benefits, targeted bonus and total value of targeted equity awards) for the NEOs, excluding Mr. Davis, did not materially change from their actual total compensation in 2008.  Mr. Davis’ target compensation decreased by approximately 24.2% from his actual total compensation in 2008.

•	Messrs. Davis, Lefferson, Hall, Gehlmann and Munafo each signed a TARP Agreement to ensure compliance with TARP CPP.
•	Messrs. Davis, Lefferson, Hall, Gehlmann, and Munafo were not eligible to participate in the 2009 Short-Term Incentive Plan of the Company (“STIP”) due to TARP CPP.

•	No options were issued to the NEOs and only restricted stock was granted. Restricted stock vests over a 4-year period, but cannot not fully vest as long as the Company is in TARP CPP.

In general, compensation was structured to provide the NEOs an approximate total compensation opportunity comparable with 2008.  These decisions reflect the balance between retaining and motivating the named executives in light of the important challenges facing the Company while complying with TARP CPP compensation restrictions. Given these goals and restrictions, the Compensation Committee believes the 2009 compensation decisions made for each of the named executives provided compensation that was reasonable in relation to pay offered for comparable positions by financial services companies included in our Peer Group.

Other than the compensation referred to above, the perquisites customarily provided by the Company to its named executives, and the retirement, health and welfare benefits the Company generally makes available to its employees, all of which are discussed in this CD&A and included in the compensation tables below, NEOs received no other compensation during 2009.

2009 Annual Base Salary Decisions.    The Compensation Committee historically sets base salaries for named executives at or near the median of the estimated base salaries paid by the Peer Group to executive officers with comparable positions. The Company pays base salaries to its named executives in order to be consistent with the competitive pay practices of its Peer Group. The Compensation Committee annually reviews base salaries, and has increased them as necessary to address competitive increases in median salaries by the Peer Group or to reflect increases in a particular named executive’s responsibilities. In April 2009, the Compensation Committee concluded that in setting salaries it would consider, for each NEO, his expertise and responsibilities, and balance that with the state of the economy and financial industry in general as well as the limitations imposed by TARP-CPP.  The Compensation Committee noted that the executive team and the board of directors, led by Mr. Davis, responded to the rapidly deteriorating economic conditions and took actions in 2008 to secure First Financial’s long-term future, including:

•	taking steps to ensure liquidity in the second half of 2008;
•	building loan loss reserves;
•	maximizing financial flexibility; and
•	building capital through TARP CPP.

These actions, when coupled with the conservative business strategies that avoid much of the risky lending activities, positioned First Financial to remain stable and profitable, and to outperform much of the financial industry.

As a result of that review, and in the context of the limitations and uncertainties of TARP CPP, in April 2009, the Compensation Committee determined to increase the annual base salaries of Mr. Davis from $517,500 to $595,000, effective February 2, 2009.   Messrs. Lefferson, Hall, Gehlmann, and Munafo did not receive any increases in their base salaries.  These decisions were based, in part, on the unprecedented turmoil in the financial services sector of the economy, as well as management’s request that any potential increases in the salaries of the NEOs be deferred until the economic situation was improving and the Company was in a better position to predict its future financial performance.  The 32% increase in the base salary of Mr. Davis was due to the Compensation Committee’s decision to maintain, to the extent possible, target compensation for the Company’s NEO’s comparable to 2008.  TARP CPP limited the amount of performance-based compensation (no cash bonus and limitations on restricted stock grants) we could make available to our NEOs in 2009.  The Compensation Committee determined that given the company’s performance in 2008 (median to top quartile performance for the 2008 short-term incentive plan) and the importance of Mr. Davis’ strong and sustained leadership during the financial crisis, an increase in the base salary was warranted.  As discussed earlier, despite the base salary adjustment, Mr. Davis’ overall target compensation decreased by approximately 24.2% from his actual total compensation in 2008.

In June 2009, the Treasury Department issued regulations clarifying that TARP CPP participants could increase annual salary and that such increases could be paid in either cash or stock, but that no incentive compensation could be paid, except for certain limited awards of restricted stock or restricted stock units. Following issuance of these regulations the Compensation Committee determined that it would not take any additional action regarding compensation to the named executives other than review its prior decisions in light of the TARP Regulations promulgated by the Treasury in June 2009.  Based on such review, the Compensation Committee adopted a TARP Policy to assure compliance and, with respect to restricted stock grants to the NEOs in April 2009, adjusted the number as well as the terms due to clarification provided by the TARP Regulations.  The adjustments resulted in a reduction of the restricted stock grants equal in value of approximately $139,001 for Mr. Davis, $30,240 for Mr. Lefferson, $15,356 for Mr. Hall, $13,973 for Mr. Gehlmann and $5,645 for Mr. Munafo.

The Compensation Committee believed that these pay actions reasonably balanced the need to appropriately compensate and retain top management critical to the Company’s future growth with its responsibilities as a recipient of the TARP CPP investment.

Short Term Performance-Based Incentive Awards.   We believe annual incentives serve as a key mechanism of adjusting pay levels to reflect company wide short-term performance, thereby ensuring affordability and a competitive return to shareholders.  Variable incentive pay must be earned annually which downplays entitlement and emphasizes pay for performance and annual incentives will reward executives for annual financial performance and achievement of established corporate objectives.  Target annual non-equity incentives typically are made by the Compensation Committee at a meeting in February of each year.  We use only corporate, rather than individual, performance measures for the NEOs because the NEOs hold positions that have a substantial impact on the achievement of those measures. This approach also suggests that the collective individual performance will result in improved business performance and a favorable impact on shareholder value.   Depending on performance, payout under the plan is between 0-200% (0-2x) of target.  Targets are typically a percentage of base salary.

Due to the limitations imposed by the TARP Regulations, Messrs. Davis, Lefferson, Hall, Gehlmann, and Munafo did not participate in the Short-Term Incentive Plan in 2009.

With respect to all employees other than the SEOs, the Compensation Committee determined to continue the STIP using similar metrics as it did in 2008.  In April 2009, the Compensation Committee determined it was prudent to continue to use the expanded parameters in light of the continued uncertain economy.  For 2009, the Compensation Committee took into consideration a number of factors, including return on equity, net interest margin, credit quality and allowance for loan losses, capital levels, liquidity, asset and liability management, regulatory requirements, stock price performance (including total return to shareholders) and other factors the Board deems critical to the long-term performance of the Company.

In January 2010, the Compensation Committee met to review the company’s performance for 2009 vs. its peers in the following areas:

	FFBC – Full Year 2009		Peer YTD as of 9/30/09*
	Actual	Market Comp.	Top Quartile	Median
Performance Ratios
ROE	52.04%	Top Quartile	8.97%	3.88%
Net Interest Margin	4.05%	Top Quartile	3.88%	3.45%
Asset Quality
Non-Performing Assets to Assets	2.69%	BTM	2.05%	4.18%
Net Charge Offs to Loans	1.16%	Slightly Above Median	0.57%	1.00%
Reserves to Non-Performing Loans	76.25%	BTM	93.73%	62.75%
Liquidity
Loans to Deposits	90.00%	BTM	97.6%	89.61%
Capital Ratios – Includes TARP CPP
Tier I Ratio	16.74%	Top Quartile	14.30%	11.93%
Risk Based Capital Ratio	18.00%	Top Quartile	15.70%	13.74%
Leverage Ratio	9.56%	BTM	9.59%	8.30%

BTM = Better Than Median
* Source:  SNL, September 30, 2009 (Private and Publicly Traded Financial Institution Holding Companies with $3 – 10 billion in assets).

As the table above indicates, First Financial’s performance in the above metrics was in the top quartile or above median.  As previously discussed, the Board had determined to consider additional factors.  In addition to the above-metrics, the Compensation Committee also considered a number of factors, including, but not limited to:

▪	the one year total return (January 1, 2009- December 31, 2009) on our common shares was a positive 23.17% vs. a negative 15.70% for our peer group;
▪	the five year total return (January 1, 2004- December 31, 2009) on our common shares was a positive 4.55% vs. a negative 69.66% for our peer group;
▪
we completed the acquisition of the banking operations of Peoples Community Bank, Irwin Union Bank and Trust Company and Irwin Union Bank, FSB resulting in a bargain purchase gain of $379.1 million  with respect to the Irwin transactions;

▪	we posted earnings even after building reserves;
▪	EPS and ROE have underperformed relative to our long-term targets but better than peer; and
▪
comparison to peers is difficult given current period disruption (i.e. peer losses have wiped out several years of earnings and could taint prior period peer metrics) as well as the bargain purchase gain.

While results might suggest a 2x payout, the Compensation Committee also took into consideration a more normalized earnings scenario.  Based on the totality of the results, the Compensation Committee determined that 1x target payout was prudent and consistent with our compensation philosophy as well as the goal to return long-term value to our shareholders.  As discussed earlier, Messrs. Davis, Lefferson, Hall, Gehlmann, and Munafo were not eligible to participate in the Short Term Incentive Plan due to TARP CPP.

Restricted Stock Awards.    Historically, the Compensation Committee has granted stock awards in the beginning of each fiscal year. The stock awards primarily have been in the form of stock options and restricted stock as long-term incentive compensation. As a result of the TARP CPP investment, in April 2009 the Compensation Committee did not grant stock options to any named executive because of the restrictions on stock options under the TARP regulations, but did award Restricted Stock as permitted by these regulations to Messrs. Davis, Lefferson, Hall, Gehlmann, and Munafo valued at one-third of their 2008 total annual compensation, calculated using the total compensation as calculated in accordance with SEC regulations for the Summary Compensation Table.  This calculation included the total compensation of each SEO for 2008.    These restricted stock awards were granted based on the Compensation Committee’s understanding of the applicable compensation limitations for recipients of TARP CPP investments and the Compensation Committee’s evaluation of the Company’s 2008 performance, and the named executive’s individual performance.

Due to uncertainty about the final executive compensation rules applicable to TARP CPP participants not yet issued by the Treasury Department, the Compensation Committee did not take any additional pay actions for the named executives.  Following issuance of the TARP Regulations in June 2009, the Compensation Committee determined to keep unchanged its compensation decisions other than adjusting the amount of restricted stock granted prior to the TARP Regulations that require TARP CPP recipients to use 2009 compensation information in determining 2009 restricted stock limitations.

The restricted stock grants originally vested equally over a four year period.  However, none of these grants would vest unless the Company repaid the TARP CPP investment by the applicable vesting date. Following the adoption of the TARP Regulations, the Compensation Committee adjusted the vesting to prohibit any vesting for a period of two years after the date of grant, thereby modifying the vesting to 50% in two years from the date of grant (4/13/2011) with an additional one-fourth in each the next two years (2012 and 2013).   As a result of the Company’s repayment of the TARP CPP investment in February 2010, the absolute prohibition on vesting is no longer applicable.  However, the vesting periods still apply. The Compensation Committee chose the vesting periods to satisfy the retention goals for granting the awards and to align executive interests with stockholders.

The following chart summarizes the grants that we made to our NEOs in 2009 and the alignment of these grants with shareholders returns (as adjusted to reflect the Treasury’s interim final rules):

NEO	Grant Date	Number of Shares	Grant Date Fair Value(1)	Market Value at Current Stock Price(2)
Claude E. Davis	4/13/2009	28,385	$326,995	$514,052
C. Douglas Lefferson	4/13/2009	13,368	153,999	242,094
J. Franklin Hall	4/13/2009	12,153	140,003	220,091
Gregory A. Gehlmann	4/13/2009	12,153	140,003	220,091
Samuel J. Munafo	4/13/2009	11,806	136,005	213,807

(1)	This is the amount reported in the Grants of Plan-Based Awards table, below (based on a stock price of $11.52 per share).

(2)	Based on closing market price of our common shares of $18.11 on March 29, 2010 (the voting record date).

The grants in 2009 do not have any performance triggers and will vest over time in accordance with the terms as discussed above.  Additional information about the restricted stock grants can be found in the Summary Compensation Table and following tables and footnotes, and the narrative following these tables.

In 2009 the shareholders of First Financial Bancorp. approved the 2009 Stock Plan.  This is the only plan available for providing new grants of stock-based incentive compensation to eligible employees, including the NEOs.  The Company also maintains the 1999 Employee Stock Plan, however, no further awards can be granted under the 1999 plan as it expired by its terms on April 26, 2009. The 1999 plan will remain in effect with respect to awards already granted under the plan until such awards have been exercised, forfeited, canceled, have vested, expired or otherwise terminated in accordance with the terms of such grants.

Tax Considerations

We consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our NEOs which might have the effect of frustrating the purpose(s) of such compensation. We consider several provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 162(m). Under IRC Section 162(m) as in effect before the enactment of EESA, a company could not deduct annual compensation in excess of $1 million paid to its named executives unless the compensation was performance-based. The Compensation Committee’s historical practice has been to make compensation tax-deductible where possible, taking into consideration the best interests of the Company’s stockholders. Amendments to IRC Section 162(m) made by EESA for TARP CPP participants such as the Company reduced the annual compensation tax deductibility cap to $500,000 and eliminated the exception for performance-based compensation. As a result of these amendments, all compensation to Messrs. Davis, Lefferson, Hall, Gehlmann, and Munafo in excess of $500,000 while the Company participated in TARP CPP would not be tax-deductible by the Company.

In 2009, the Company paid an aggregate of approximately $852,000 in compensation to its SEOs in excess of the $500,000 individual deduction limit, thereby foregoing approximately $298,000 in aggregate tax deductions related to named executive officer compensation, calculated at a 35% corporate tax rate. Based on the Company’s 2009 income before taxes of $390.6 million, the amount of deduction lost represents approximately 0.22% of such income. While the Compensation Committee believes the tax-deductibility of executive compensation is important, it was outweighed for 2009 executive compensation purposes by the critical importance to the Company’s future success to provide competitive pay to the named executives that would help ensure their retention and motivate them for continued contributions to the Company’s success. In making the determination, the Compensation Committee balanced the one-time loss of a short-term tax benefit provided by this deduction for the 2009 fiscal year against the long-term benefit to the Company and its stockholders of keeping a talented management team intact and securing their on-going services for the future.

As the result of the Company’s repayment of the TARP CPP investment in February 2010, the lower deductibility limits under Section 162(m) will generally no longer apply to compensation paid in future years to our named executives.

Sections 280G and 4999. We provide our NEOs with employment agreements. These agreements provide for tax protection in the form of a reimbursement to the executive for any excise tax under Section 4999 of the Code as well as any additional income and employment taxes resulting from such reimbursement. Section 4999 imposes a 20% nondeductible excise tax on our NEOs who receive an “excess parachute payment” and Section 280G disallows the tax deduction to the payer (our successor) for any excess parachute payment. An excess parachute payment is the aggregate amount of cash and other benefits payable upon a change in control that exceeds 2.99x the executive’s base amount (average W-2 compensation for five calendar years preceding the change in control). The IRS imposes the excise tax on the amount that exceeds the executive’s base amount. The intent of the reimbursement is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for excess parachute payments for our executive officers is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Effect of TARP CPP and the TARP Regulations on Sections 280G and 4999. In compliance with the TARP Regulations, we were generally prohibited from making any change in control payments or severance payments to our named executive officers and other highly compensated employees of the Company during 2009.  In addition, the TARP Agreements with Messrs. Davis, Lefferson, Hall, and Gehlmann limits the amount of compensation that may be paid to those named executives in connection with certain voluntary and involuntary terminations of employment to 2.99 times a “base amount” (generally average W-2 compensation for five calendar years preceding the termination from employment).   The TARP regulations further limited this by prohibiting any parachute or severance payments to the top ten compensated employees (including our NEOs).  These restrictions ended effective February 25, 2010.

Incentive Stock Options.  Federal income tax rules impose limits on the favorable tax treatment of incentive stock options.  Among other requirements, the number of incentive stock options that may become exercisable in a single calendar year may not relate to more than $100,000 worth of Company stock (as determined on the date of grant of the incentive stock option).  If this limit is exceeded for a calendar year, any stock options that first become exercisable in that calendar year become non-qualified stock options, which do not receive the favorable tax treatment described above.   In the event options granted to the NEOs exceed the $100,000 limit, they automatically become non-qualified options.

Effect of TARP CPP and the TARP Regulations on Options.  We were prohibited during TARP CPP from granting stock options. These restrictions related to TARP CPP ended effective February 25, 2010.

Section 409A. Section 409A generally governs the form and timing of nonqualified deferred compensation payments. Section 409A imposes sanctions on participants in nonqualified deferred compensation plans that fail to comply with Section 409A rules, including accelerated income inclusion, an additional 20% income tax (in addition to ordinary income tax) and an interest penalty. We have amended applicable agreements, arrangements and plans to comply with Section 409A or to qualify for an exemption from Section 409A.

Other Compensation Components – Non-Performance Based Benefits

We also offer our executives non-performance-based benefits that attempt to meet the essential needs of executives in a manner which is market competitive and cost-effective for both the executive and the Company.

Executives can participate in group medical and life insurance programs and a percentage match by the Company under the 401(k) plan and a pension plan which are generally available to all of our employees on a non-discriminatory basis. The benefits serve to protect executives and their families against financial risks associated with illness, disability and death and provide financial security during retirement through a combination of personal savings and Company contributions, taking advantage of tax-deferral opportunities where permitted.

The Company has employment agreements with each of the NEOs.  Such agreements provide added benefits to the NEOs in event of a change-in-control and/or termination for other than cause.  See “—Employment Agreements” and “Other Potential Post-Employment Payments.”

The NEOs also receive certain fringe benefits, such as eligibility for a supplemental executive retirement plan (“SERP”) and a deferred compensation plan.  Mr. Davis was the only named executive that in the past has utilized the deferred compensation plan (see “- Nonqualified Deferred Compensation”.  In addition, the NEOs are reimbursed for business-related expenses they incur, receive a monthly car allowance, some are reimbursed for club memberships, long term disability, and are entitled to up to $2,000 reimbursement for tax/investment advice.  Furthermore, relocation benefits are available for qualifying executives.

Management believes that the costs of reimbursement of such expenses and allowances constitute ordinary and necessary business expenses that facilitate job performance and minimize work-related expenses incurred by the NEOs.  Finally, biennial (annual if over 50) physical examinations are available to senior officers in hopes of ensuring the continued health of key managers and executives of the Company.  Those approved benefits that are not business-related, however, are paid/reimbursed but taxed as a personal benefit.    We present information about the perquisites received by our named executives in 2009 in column (i) of the Summary Compensation Table and Footnote No. 7 to that table.

Additional information about the foregoing 2009 compensation amounts to the named executives is included in the Summary Compensation Table and following tables.

Employment Agreements

Employment Agreement with Mr. Davis.  In 2004, the Company entered into an agreement with Mr. Davis.  The agreement was amended and restated on August 24, 2006 (the “Agreement”).   The initial term of the Agreement was for one year from the commencement of Mr. Davis’s employment on October 1, 2004 (the “Commencement Date”).  The Agreement automatically renews for successive one-year periods after the initial term, unless and until terminated in accordance with the terms of the Agreement.  The Agreement provides that Mr. Davis will receive an annual salary, incentive awards, non-incentive related compensation (including executive benefits/perquisites), and broad-based employee benefits as determined from time-to-time by the Board.

Pursuant to the Agreement and in connection with his initial hiring, Mr. Davis was entitled to a bonus of $33,000 on each of the first three anniversaries of his employment, ending October 1, 2007. Furthermore, pursuant to the Agreement, Mr. Davis received (i) a stock option grant, subject to the terms of the Company’s 1999 Plan, for 50,000 shares of the Company's common shares that vested on October 1, 2005 with an exercise price equal to the fair market value on the date of grant ($17.19 per share); and (ii) a restricted stock award, subject to the terms of the stock plan, for 35,000 shares of the Company’s common shares (17,500 vested on October 1, 2005, 8,750 vested on October 1, 2006, and 8,750 vested on October 1, 2007).

Termination.  Mr. Davis’s employment with the Company:
•	will terminate automatically upon his death;
•	may be terminated either by the Company or Mr. Davis at the end of the agreement’s initial term or any renewal term upon 90 days prior written notice from either of them to the other;
•
may be terminated by Mr. Davis at any time for “Good Reason,” meaning the occurrence, without Mr. Davis’s consent, of a significant reduction in his base salary or his authority or responsibilities as set forth in the Agreement;

•	may be terminated by us immediately upon notice to Mr. Davis at any time for Cause, as defined in the Agreement; or
•	may be terminated by the Company immediately upon notice to Mr. Davis at any time if he is then under a Long-Term Disability, as defined in the Agreement.

Severance.  If Mr. Davis’s employment is terminated as follows:
•	By the Company, without Cause (as defined in the Agreement), by providing 90 days written notice prior to the end of the Agreement’s initial term or any renewal term;
•	By the Company, without Cause, immediately upon notice to Mr. Davis at any time, if he is then under a Long-Term Disability, as defined in the Agreement; or
•	By Mr. Davis at any time for “Good Reason,” as defined in the Agreement.

If Mr. Davis has provided us with a separate, written release and covenant not to sue; then Mr. Davis will be entitled to receive termination compensation equal to:

•	compensation equal to 2x his Base Salary paid over a 24 month period;
•	a termination bonus equal to twice the target payment under the Company’s Short-Term Incentive Bonus Plan for the calendar year in which the termination occurred;
•	any additional bonuses not yet paid under the Agreement; and
•
if the termination occurs within 12 months of a Change in Control as such term is defined in the Agreement, Mr. Davis will receive a payment equal to the present value of the death benefit he would have received under an Employee Split Dollar Agreement and calculated as if Mr. Davis died at age 75.

The termination compensation will be paid over a two-year Severance Period as such term is defined in the Agreement.  Following any termination, should Mr. Davis elect COBRA coverage, the Company shall pay the premiums for the first 12 months of such coverage.  Mr. Davis shall also be entitled to executive outplacement assistance with an agency selected by the Company in an amount not to exceed 5% of Mr. Davis’s base salary.

In the event the receipt of any payment under the Agreement, in combination with any other payments to Mr. Davis from the Company, will result in the payment by Mr. Davis of any excise tax under Section 280G and Section 4999 of the Code, the Company will pay to Mr. Davis an additional amount equal to the amount of such excise tax and the additional federal, state and local income taxes for which Mr. Davis will be liable as a result of this additional payment.

See also “- Impact of TARP CPP and TARP Regulations on Employment Agreements” below for limitations on the express terms of the agreement while we participate in the TARP Program.

Employment Agreements with NEOs Other than Mr. Davis.  The Company is also party to employment agreements with each of the other NEOs (each referred to as an “Officer”).  Each agreement is for a term of one or two years and automatically renews for successive one-year periods after the initial term, unless and until terminated in accordance with the terms of the agreement.  The agreements provide that the Officers will participate in the employee benefit plans of the Company according to their terms and will be entitled to benefits similar to those provided to other executives.

Termination.  An Officer's employment with the Company:

•	will be terminated upon the Officer’s retirement, death or disability;
•
may be terminated by either the Company or the Officer at the end of the agreement's initial term or any renewal term upon three to six months prior written notice (as specified in the agreement) from either of them to the other;

•	may be terminated by the Company for Cause, as defined in the agreement;
•	may be terminated by the Company without Cause;
•	may be terminated by the Officer for Good Reason, including:
o	a change in the duties of the Officer’s position or the transfer to a new position in violation of the terms of the agreement;
o	a substantial alteration in the nature or status of the Officer’s responsibilities in violation of the agreement;
o	a reduction in the Officer’s base salary;
o	refusal by the Company or its successor to renew the term of the agreement for any reason prior to the Officer reaching his or her normal retirement date under the Company’s retirement plan; or
o	a change in the Officer’s employment benefits in violation of the terms of the agreement; or
•	may be terminated by the Officer without Good Reason.

Severance.  If an Officer's employment is terminated by the Company without Cause or by the Officer for Good Reason and the Officer has provided the Company with a separate, written release and covenant not to sue in accordance with the agreement and does not revoke such release and covenant, then the Officer will be entitled to receive some or all of the following:

•	The Officer’s base salary will be continued for a period of 12 to 24 months (as specified in the agreement) from the date of termination of employment (the “Severance Pay Period”).
•
Employee benefits will continue during the Severance Pay Period, except vacation will not accrue during the Severance Pay Period; illness, accident or disability occurring after termination will not be covered under the long-term disability or sickness and accident plan; and no benefits will accrue during the Severance Pay Period under the Company's retirement plans.

•	The Officer shall be entitled to executive outplacement assistance with an agency selected by the Company in an amount not to exceed 5% of the Officer's base salary.
•
If, prior to the Officer’s date of termination, the Officer has participated in the Company’s Short-Term Incentive Plan for a complete calendar year, the Officer will receive a payment in one lump-sum in an amount equal to one or two times (as specified in the agreement) the percentage of the incentive payment made or required to be made for the calendar year pursuant to the plan for the calendar year immediately preceding the calendar year in which the Officer’s date of termination occurs.

•
If the Officer’s date of termination of employment is within 12 months after a change in control (as defined in the agreements), the Officer will receive payments equal to:  (A) with respect to shares subject to an option granted as of the time of the change in control under our 1991 and 1999 stock plans that the Officer cannot exercise due to the termination of employment, the difference between the fair market value of such common shares determined as of the date of termination of employment and the option exercise price, (B) with respect to any restricted stock granted under the Company’s 1991 Stock Incentive Plan as of the time of the change in control which the Officer forfeits as a result of the termination of employment, the fair market value of such restricted shares determined as of the date of termination of employment and as if all restrictions had been removed, and (C) the present value of the death benefit the Officer would have received under a Split Dollar Agreement and calculated as if the Officer died at age 75.  Stock option and restricted stock agreements also provide for acceleration in the event of a change in control for all employees receiving grants, including the NEOs.

If an Officer voluntarily terminates his agreement other than as provided above, all severance benefits under the agreement are void.

Except for Messrs. Munafo, if the receipt of any payments described above to the Officers, in combination with any other payments to them, shall, in the opinion of independent tax counsel selected by the Company, result in liability for the payment by the Officer of any excise tax pursuant to Sections 280G and 4999 of the Code, the Company will pay to the Officer an additional amount equal to the amount of such excise tax and the additional federal, state, and local income taxes for which he or she will be liable as the result of this additional payment.

See also “Impact of TARP CPP on Employment Agreements” below for limitations on the express terms of the agreement while we participate in the TARP Program.

Confidentiality and Non-Competition.  The NEOs, including Mr. Davis, are prohibited, at all times, from disclosing any confidential information, as defined in the agreements, except as required by law, and must return all confidential information to the Company upon termination of their employment.  During the term of each NEO’s employment and for a period of six months or one year (as specified in the agreement) following termination of the NEO’s employment for any reason other than, in the case of Officers, by the Company for Cause (as defined in the agreements), the NEO has agreed not to be employed by, serve as an officer or director of, consultant to, or advisor to any business that engages either directly or indirectly in commercial banking, savings banking, or mortgage lending in the geographic area of Ohio, Indiana, Michigan or Kentucky (or, in the case of Mr. Davis, in any state in which the Company operates), or which is reasonably likely to engage in such businesses in the same geographic area.

Impact of TARP CPP and TARP Regulations on Employment Agreements.   The TARP Regulations generally prohibit the Company from making any payment to our named executives in connection with a severance from employment or change in control of the Company.  Accordingly, during 2009, the Company could not have paid its named executives severance or provided them payments or benefits in connection with a change in control under their applicable employment agreements.  In addition, each of  Messrs. Davis, Lefferson, Hall, and Gehlmann executed a TARP Agreement which limits the amount that may be paid to those named executives in connection with certain voluntary and involuntary terminations of employment to 2.99 times a “base amount” (generally average W-2 compensation for five calendar years preceding the termination from employment)..   These restrictions were removed effective February 25, 2010.

Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers

Overview. The following tables provide summaries of cash and certain other amounts we paid for the year ended December 31, 2009 to the NEOs. We report compensation below in accordance with SEC regulations. Those regulations require us in some cases to report:

•	amounts paid in previous years:

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of First Financial:

•	amounts we paid to the NEOs which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and earnings on such amounts):

•
an assumed value for share-based compensation under accounting rules, even though the actual realization of cash from the award may depend on whether our stock price appreciates above its price on the date of grant and whether the executive continues his employment with us; and

•
the increase in present value of future pension obligations, even though such increase is not cash paid this year and even though the actual pension benefits will depend upon a number of factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the Compensation Discussion and Analysis, above.

SUMMARY COMPENSATION TABLE

In the column “Salary,” we disclose the amount of base salary paid to the NEOs during the year. In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the cost we recognize for financial statement reporting purposes.  Please refer to note 19 to our consolidated financial statements in our annual report for the years ended December 31, 2009, 2008 and 2007 for a discussion of the assumptions related to the calculation of such values. We disclose such expense without reduction for estimated forfeitures (as we do for financial reporting purposes).   These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the NEOs

The “Stock Awards” and “Option Awards” columns includes a portion of the expense attributable to restricted stock or options grants made during the periods indicated.  Stock awards typically vest over a four year period, with restricted stock subject to certain performance conditions.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the year pursuant to awards under our non-equity short-term incentive plan, unless disclosed in the “Bonus” column. We determine whether to include an award with respect to a particular year based on whether the relevant performance measurement period ended during the year. For example, we make annual payments under our short-term incentive plan based upon our financial results measured as of December 31 of each year. Accordingly, the amount we report for short-term incentive plan corresponds to the year for which the NEO earned the award even though we did not pay the award until after the end of such year.

In the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of each NEO’s benefit under all defined benefit and actuarial pension plans (including supplemental plans) in the year, if positive; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including benefits in defined contribution plans. The dividends we pay on restricted stock are equal to the dividends we pay to all other holders of our common stock. Therefore, they are not “above-market” under SEC regulations, and we report these in the “All Other Compensation” column in the Summary Compensation Table.

In the column “All Other Compensation,” we disclose the sum of the dollar value of perquisites and other personal benefits, or property; and all “gross-ups” or other amounts reimbursed during the year for the payment of taxes.

The following Summary Compensation Table sets forth the compensation of Company’s Principal Executive Officer, Principal Financial Officer and the next three highest compensated executive officers.  All of the executive officers named in the Summary Compensation Table are referred to hereafter as the “NEOs” for fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Claude E. Davis	2009	589,039	—	326,995	—	—	73,945	80,976	1,070,955
President & CEO	2008	509,712	—	310,788	313,600	127,428	54,980	100,814	1,417,322
	2007	450,000	—	396,340	242,389	176,175	42,863	73,230	1,380,997
						—
C. Douglas Lefferson	2009	285,000	—	153,999	—	—	81,327	30,705	551,031
EVP & Chief	2008	283,610	—	71,004	72,000	56,722	40,134	35,561	559,031
Operating Officer	2007	271,573	—	107,280	61,194	85,057	72,963	27,712	625,779

J. Franklin Hall	2009	260,000	—	140,003	—	—	37,096	27,521	464,620
EVP & Chief	2008	256,740	—	52,380	52,500	51,348	24,962	33,394	471,324
Financial Officer	2007	230,583	18,250	70,030	41,664	72,219	24,170	22,932	479,848

Gregory A.	2009	260,000	—	140,003	—	—	30,730	26,072	456,805
Gehlmann	2008	257,335	—	52,380	52,500	51,467	25,793	27,639	480,214
SVP & General	2007	235,707	13,100	67,050	42,532	73,823	13,138	18,780	451,030
Counsel

Samuel J. Munafo	2009	250,000	—	136,005	—	—	206,984	29,133	622,122
EVP, Banking	2008	248,488	—	50,052	50,500	43,485	230,283	30,488	653,296
Markets	2007	235,707	—	67,050	42,532	64,596	241,756	25,762	677,403

(1)	The dollar value of base salary (cash and non-cash) earned during the fiscal year.
(2)
The dollar value of bonus (cash and non-cash) earned during the fiscal year. With respect to Mr. Davis, does not include $33,000 in 2007 paid pursuant to his employment agreement in connection with him joining the Company in 2004 and not tied to any performance during the periods. See also “— Employment Agreement with Mr. Davis.” With respect to Messrs. Hall and Gehlmann in 2007, reflects increased responsibilities during the fiscal year (Wealth Resource Group and Risk Management, respectively).

(3)
Includes amounts awarded during the year shown.  Amounts are the fair value on the grant date (or, if no grant date was established, on the award date).  Our accounting for employee stock-based incentives granted during the years ended December 31, 2009, 2008 and 2007, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Certifications (“ASC”) topic 718 Stock Compensation (formerly, FASB Statement 123R) is described in Note 19 – Stock Options and Awards to the Company’s consolidated financial statements in the 2009 Annual Report at page 51.  These amounts do not reflect the actual value that will be realized by the NEOs.  Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2009 for awards granted in previous years, see the table “Options Exercised and Stock Vested” in this proxy. See also “- Outstanding Equity Awards at Fiscal Year End.”  For 2007, includes additional grants of restricted stock to the NEOs to recognize their efforts in the successful restructuring of the Company over a number of years to position it for future growth and lower operating expenses (Davis — 8,000 shares; Lefferson — 2,500 shares; Hall -1,500 shares;  Gehlmann — 1,200 shares; and Munafo — 1,200 shares). With respect to Mr. Davis, does not include the vesting of restricted stock awards (8,750 shares in 2007 at $13.59 per share, or $118,912) in connection with our hiring of Mr. Davis in October 2004. See also “— Employment Agreements — Employment Agreement with Mr. Davis.” During fiscal 2006, the Company did not reach its target and therefore one-fourth of the 2005 and 2006 awards did not vest in 2007 (the 2006 awards did subsequently vest).  Furthermore, 50% of the 2005 restricted grants were forfeited in 2009.   During 2007 and 2008, the Company met its targets and therefore one fourth of the 2005, 2006, 2007 and 2008 awards vested in 2008 and 2009. See also “- Outstanding Equity Awards at Fiscal Year End.”

(4)
Includes options awarded during the year shown.  No options were awarded in 2009.  Our accounting for employee stock-based incentives (including assumptions used to value employee stock options) granted during the years ended December 31, 2009, 2008 and 2007, is described in Note 19 – Stock Options and Awards to the Company’s consolidated financial statements in the 2009 Annual Report at page 51.   These amounts do not reflect the actual value that will be realized by the NEOs.  Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2009 for awards granted in previous years, see the table “Options Exercised and Stock Vested” in this proxy. See also “Grants of Plan Based Awards.”

(5)	The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans (short-term incentive plan).
(6)
The amounts in this column represent the annual net increase in the present value of accumulated benefits under the SERP and the Pension Plan for the years ended December 31, 2007, 2008 and 2009 (the measurement date for reporting purposes of these plans in the Company’s 2009 Form 10-K) with respect to our NEOs.  No NEO participated in a plan with above-market earnings.  With respect to Mr. Gehlmann, the amount provided for 2007 reflects the change in value solely with respect to the Pension Plan.  In addition, the amounts provided may reflect unvested benefits, which the NEO may not be entitled to receive if he terminates employment before the required vesting date.  Please refer to Pension Benefits Table and related narrative for a detailed explanation of the terms of the Pension Plan and SERP.  The present values of accumulated benefits under the SERP and Pension Plan were determined using assumptions consistent with those used for reporting purposes of these plans in the Company’s Annual Report filed with the Form 10-K for each year, with no reduction for mortality risk before age 65. Please refer to the 2009 Pension Benefits Table for additional information regarding the assumptions used to calculate the amounts in this column for 2009.

(7)
All other compensation for the year that could not properly be reported in any other column.   The specific elements are discussed below.  The “Other” category in the table below includes (where applicable):  tax preparation fees, cost of spouse for award trip(s), reimbursement for club membership(s), interest earned on deferred compensation, and long-term disability (with respect to Mr. Davis, also includes $19,353 and $18,836 in 2009 and 2008, respectively, for the 401(k) restoration plan or executive supplemental savings agreement – see “- Executive Supplemental Savings Agreement”).

2009
		Company
		Match		Dividends on
		Under	Split Dollar	Unvested
	Automobile	401 (k)	Insurance	Restricted
Name	Allowance	Plan	Premiums	Stock	Other	Total

Mr. Davis	$9,000	$9,800	$1,351	$32,039	28,786	$80,976
Mr. Lefferson	9,000	9,800	493	9,334	2,078	30,705
Mr. Hall	6,000	9,800	349	6,890	4,482	27,521
Mr. Munafo	8,400	9,800	1,163	8,842	928	29,133
Mr. Gehlmann	6,000	9,800	561	6,915	2,796	26,072

2008
		Company
		Match		Dividends on
		Under	Split Dollar	Unvested
	Automobile	401 (k)	Insurance	Restricted
Name	Allowance	Plan	Premiums	Stock	Other	Total

Mr. Davis	$8,991	$9,200	$1,102	$49,733	$31,788	$100,814
Mr. Lefferson	8,991	9,200	461	13,081	3,827	35,561
Mr. Hall	6,000	9,200	320	8,712	9,126	33,394
Mr. Munafo	8,400	9,200	1,086	10,874	928	30,488
Mr. Gehlmann	6,000	9,200	524	8,104	3,810	27,639

2007
		Company
		Match		Dividends on
		Under	Split Dollar	Unvested
	Automobile	401 (k)	Insurance	Restricted
Name	Allowance	Plan	Premiums	Stock	Other	Total

Mr. Davis	$9,000	$6,750	$895	$35,936	$20,649	$73,230
Mr. Lefferson	9,000	6,750	419	9,594	1,948	27,712
Mr. Hall	6,000	6,750	282	6,253	3,647	22,932
Mr. Munafo	8,400	6,750	955	7,871	1,786	25,762
Mr. Gehlmann	6,000	6,750	446	4,704	879	18,780

GRANTS OF PLAN-BASED AWARDS

The following table shows all individual grants of stock awards to the NEOs of the Company during the fiscal year ended December 31, 2009.  Total value is computed utilizing the grant date market value for restricted stock awards and the grant date fair value in accordance with FAS 123(R) on stock option awards.

Estimated Future Payouts Under
Non-Equity Incentive Plans (1) (5)
Name	Grant Date	Award Type	Threshold ($)	Target ($)		Maximum ($)		All Other Stock Awards: No. of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards (3)	Grant Date Fair Value of Stock and Option Awards (4)
Davis	n/a	STIP	0	0	(5)	0	(5)
	4/13/09	Res St.						28,385	-0-	N/A	$326,995
Lefferson	n/a	STIP	0	0	(5)	0	(5)
	4/13/09	Res St.						13,368	-0-	N/A	153,999
Hall	n/a	STIP	0	0	(5)	0	(5)
	4/13/09	Res St.						12,153	-0-	N/A	140,003
Gehlmann	n/a	STIP	0	0	(5)	0	(5)
	4/13/09	Res St.						12,153	-0-	N/A	140,003
Munafo	n/a	STIP	0	0	(5)	0	(5)
	4/13/09	Res St						11,806	-0-	N/A	136,005

1.
Payouts under the 2009 Short Term Incentive Plan (STIP) were made in February 2010.  However, no NEOs were eligible under the STIP due to TARP CPP.  See “- Short Term Performance-Based Incentive Awards.”

2.
Restricted shares vest over a three-year period (50% in 2011, 25% in 2012 and 25% in 2013).  Closing price of the Company’s common shares on the date of grant was $11.52.  The actual numbers of shares reflect the adjustments from the grants made on April 13, 2009 necessary to comply with the TARP Regulations.

3.	No options were granted in 2009 to the NEOs.

4.
The amounts of the estimated future payouts under the equity incentive plans column represent the opportunities in the event the restricted shares become fully vested over time.  See “Summary Compensation Table”, Note 3.

5.
The amounts of the estimated future payouts under the non-equity incentive plans column represent the opportunities in the event the Company meets certain targets pursuant to the terms of the stock awards. For 2008, grants were targeted at approximately 50% of base salary for Mr. Davis, 40% of base salary for Messrs. Lefferson, Gehlmann and Hall, and 35% for Mr. Munafo.  None of the NEO’s was eligible to participate in the Short Term Incentive Plan due to TARP CPP.  See “- Short Term Performance-Based Incentive Awards.” Had Messrs. Davis, Lefferson, Hall, Gehlmann and Munafo been permitted to participate in the plan, their targets (based on 2008 targets) and payouts (see “Compensation Discussion and Analysis” for a discussion of the 1x payout under the 2009 Short Term Incentive Plan for all employees other than these individuals) would have been as follows:

Name	Target ($)	Maximum ($)	Amount Forfeited Due to TARP CPP Participation (assumes a 1x payout)
Davis	294,519	589,039	294,519
Lefferson	114,000	228,000	114,000
Hall	104,000	208,000	104,000
Gehlmann	104,000	208,000	104,000
Munafo	87,500	175,000	87,500

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table represents stock options and restricted stock awards outstanding for each NEO as of December 31, 2009.  All stock options and restricted awards have been adjusted for stock dividends and stock splits.  The closing per share price of the Company’s stock on the last trading date of the fiscal year was $14.56.

	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Claude E. Davis						66,035	$961,470
	50,000	0		$17.19	10/01/2014
	84,100	0		$17.51	04/18/2015
	77,924	25,976	(2)	$16.02	04/24/2016
	55,849	55,851	(3)	$14.90	04/30/2017
	78,399	235,201	(4)	$11.64	02/14/2018
C. Douglas Lefferson						22,593	$328,954
	12,127	0		$17.56	01/24/2010
	10,500	0		$16.01	01/22/2011
	10,000	0		$17.20	01/17/2012
	10,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	25,000	0		$17.51	04/18/2015
	19,124	6,376	(2)	$16.02	04/24/2016
	14,099	14,101	(3)	$14.90	04/30/2017
	17,999	54,001	(4)	$11.64	02/14/2018
J. Franklin Hall						18,603	$270,860
	6,772	0		$17.56	01/24/2010
	5,250	0		$16.01	01/22/2011
	5,000	0		$17.20	01/17/2012
	10,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	14,300	0		$17.51	04/18/2015
	12,974	4,326	(2)	$16.02	04/24/2016
	9,599	9,601	(3)	$14.90	04/30/2017
	13,124	39,376	(4)	$11.64	02/14/2018

	Option Awards(6)					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Samuel J. Munafo						18,031	$262,531
	15,120	0		$17.56	01/24/2010
	7,875	0		$16.01	01/22/2011
	5,000	0		$17.20	01/17/2012
	5,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	12,000	0		$17.51	04/18/2015
	13,274	4,426	(2)	$16.02	04/24/2016
	9,799	9,801	(3)	$14.90	04/30/2017
	12,624	37,876	(4)	$11.64	02/14/2018
Gregory A. Gehlmann						18,478	$269,040
	11,400	0		$18.63	06/21/2015
	12,374	4,126	(2)	$16.02	04/24/2016
	9,799	9,801	(3)	$14.90	04/30/2017
	13,124	39,376	(4)	$11.64	02/14/2018

(1)   Restricted shares will vest according to the following schedule:

Vesting Date	Davis	Lefferson	Hall	Munafo	Gehlmann

February 14, 2010	6,675	1,525	1,125	1,075	1,125
April 24, 2010	4,325	1,050	725	750	700
April 30, 2010	6,650	1,800	1,175	1,125	1,125
February 14, 2011	6,675	1,525	1,125	1,075	1,125
April 13, 2011	14,192	6,684	6,076	5,902	6,076
April 30, 2011	6,650	1,800	1,175	1,125	1,125
February 14, 2012	6,675	1,525	1,125	1,075	1,125
April 13, 2012	7,096	3,342	3,038	2,952	3,038
April 13, 2013	7,097	3,342	3,039	2,952	3,039

Note:  with respect to awards vesting in 2009-2012 (other than grants issued in 2009 which vest over time only) – it is assumed that the Company‘s return on equity is greater than or equal to the average of the twenty-fifth percentile of its peer group.  If return on equity does not hit this benchmark, the shares will not vest for that year but may vest later if average return on equity during the vesting period is equal to or greater than the average of the twenty-fifth percentile. See “Summary Compensation Table”, Note 3.  At April 18, 2009, Messrs. Davis, Lefferson, Hall & Munafo forfeited 8,400, 2,500, 1,450 and 1,200 restricted shares due to the failure of certain performance triggers.   Similarly, at June 21, 2009, Mr. Gehlmann forfeited 1,150 restricted shares.  Includes subsequent adjustments to the 2009 restricted stock grants made on April 13, 2009 to comply with the TARP Regulations.  See “Grants of Plan Based Awards.”

(2) The unvested portion of this option grant will vest 100% on April 24, 2010.
(3) The unvested portion of this option grant will vest 75% on April 30, 2010; and 100% on April 30, 2011.
(4)  The unvested portion of this option grant vested 50% on February 14, 2010, and will vest 75% on February 14, 2011; and 100% on February 14, 2012.
(5) During 2009, 5,775 and 8,662 options expired unexercised for Messrs. Lefferson and Munafo, respectively, as the option strike price ($22.57 per share), exceeded the market value of our common shares on the expiration date (January 25, 2009).

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock options exercised by, and restricted stock that vested for, the NEOs in 2009 and the value realized upon exercise.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Claude E. Davis	—	$—	26,175	$268,847
C. Douglas Lefferson	—	—	6,675	68,984
J. Franklin Hall	—	—	4,475	45,991
Gregory A. Gehlmann	—	—	4,225	41,498
Samuel J. Munafo	—	—	4,300	44,278

(1)
The value realized on vesting of restricted stock awards represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares as of the prior day’s close.

PENSION BENEFITS TABLE

The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.  Values reflect the actuarial assumptions used for financial reporting purposes

Name(3)	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Claude E. Davis	Pension Plan	5	$79,927	$0
	SERP	5	145,283	$0

C. Douglas Lefferson	Pension Plan	24	298,267	$0
	SERP	24	126,940	$0

J. Franklin Hall	Pension Plan	11	104,774	$0
	SERP	11	21,955	$0

Samuel J. Munafo	Pension Plan	38	1,066,495	$0
	SERP	38	294,832	$0

Gregory A. Gehlmann	Pension Plan	5	69,218	$0
	SERP	5	19,819	$0

(1)
The number of years of service credited to the NEOs under the plan are computed as of December 31, 2009, the pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements which are included with the Company's 2009 Annual Report and filed with the 2009 Form 10-K.

(2)
The present value of accumulated benefits shown in this column is calculated as of December 31, 2009, the measurement date used for reporting purposes in the Company’s 2009 Annual Report.  Assumptions used in determining these amounts include a 5.88% discount rate, a 5.63% lump sum interest rate, and the PPAUCO09 mortality basis, consistent with assumptions used for reporting purposes in the Company’s 2009 Annual Report filed with the Form 10-K of the present value of accumulated benefits under the SERP and Pension Plan, except without reduction for mortality risk before age 65. See Footnote 17 to the Consolidated Financial Statements contained in the Company’s 2009 Annual Report filed with the 2009 Form 10-K for information regarding the assumptions made by the Company for reporting purposes in the Company’s 2009 Annual Report.

Defined Benefit Plan

The First Financial Bancorp Employees Pension Plan and Trust ("Pension Plan") is a tax qualified pension plan covering eligible employees of the Company.  Effective January 1, 2008 (July 1, 2007 for new participants), we made several changes to the Pension Plan to be better positioned competitively to attract and retain employees and to manage the escalating and varying costs of retiree benefits.  These changes also resulted in revisions to benefits under our non-qualified retirement plans. To offset the potential reduction in retirement benefits, we made enhancements to the First Financial Bancorp Thrift Plan, a profit sharing plan with a 401(k) component ("Thrift Plan").

Benefits under the Pension Plan's previous traditional pension benefit formula were frozen as of December 31, 2007(except with respect to certain employees, as explained below), and as of January 1, 2008 participants accrue benefits under a new account balance formula.  The changes reflect a shift towards account balance formulas and a shift away from traditional annuity-type formulas.  The material terms and conditions of the Pension Plan as they pertain to the NEOs for 2009 are as follows:

Account Balance Formula

Eligibility.  The Pension Plan covers employees of the Company who have attained age 21 and completed one year of credited service.

Benefit Formula.  The Pension Plan provides an accrual to a participant's account for each year in which he works 1,000 hours.  The accrual is equal to 5% of the participant's compensation plus an additional 4% of the participant's excess compensation.  For this purpose, compensation means the participant's total cash remuneration from the Employer prior to contributions to a cafeteria plan or a 401(k) plan, including bonuses, overtime pay and other special cash remuneration.  However, compensation cannot exceed the compensation limit of Code Section 401(a)(17).  Excess compensation means the participant's compensation in excess of 50% of the Social Security wage base.

Interest.  Participant accounts are credited with interest for each year at the rate on 5-year Treasury securities as of November of the preceding plan year.

Vesting.  A participant becomes vested in this retirement benefit after three years of service or upon attaining the age of 65.

Distribution.  A participant's account may be distributed at the participant's election at any time after the participant separates from service.  However, it must be distributed no later than 60 days after the later of the date the participant attains age 65 and the date of the participant's separation from service.  The participant may elect to receive his account in a lump sum or as an annuity with an actuarial value equivalent to the value of his account.

Each of our NEOs is eligible to participate in the Pension Plan with respect to the account balance formula.  Messrs. Davis, Lefferson, Hall and Munafo are fully vested in their Pension Plan retirement benefit.

Traditional Pension Benefit Formula

Benefits accruing prior to January 1, 2008 will generally be calculated based on benefit service and average monthly compensation as of December 31, 2007.  However, average monthly compensation for participants who attained age 50 and completed 10 years of service before January 1, 2008 will take into account compensation paid after December 31, 2007.  Mr. Munafo accrued a benefit under the Pension Plan's traditional pension benefit formula.  In addition, Mr. Munafo continues to receive compensation adjustments under the Pension Plan's traditional pension benefit formula.

Executive Supplemental Retirement Agreements

The Company maintains certain Executive Supplemental Retirement Agreements (collectively referred to as the "SERP") to supplement the retirement benefits provided under the Pension Plan for certain senior officers of the Company in order to make up for legal limits applicable to the benefits provided under the Pension Plan.  The SERP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees.  The material terms and conditions of the SERP as they pertain to the NEOs for 2009 are as follows:

Eligibility.  The SERP Benefit is generally provided to those highly compensated employees of the Company whose compensation exceeds the IRS limits imposed on the Pension Plan and who have been designated as eligible to participate in the Plan by the Company.  Each of our named executive officers is eligible to participate in the SERP.

Benefit Formula.  The SERP provides a benefit in excess of the Internal Revenue Code ("Code") compensation and benefit limits imposed by Sections 401(a)(17) and 415 of the Code, respectively, with respect to the service benefit component of the Pension Plan and the account benefit component of the Pension Plan.  The benefit under the SERP is calculated as the difference between (x) the lump-sum or periodic benefit the executive is entitled to under the Pension Plan and (y) the lump sum or period benefit the executive would have received under the Pension Plan, but for the applicable IRS compensation limits under Section 415 and 401(a)(17) of the Code.  Compensation and years of service under the SERP generally have the same meanings provided under the Pension Plan.

Vesting.  A participant is vested in his SERP benefit to the same extent he is vested in his retirement benefit provided under the Pension Plan.  However, the Company generally reserves the right to forfeit and/or reduce a participant's benefit under the SERP to the extent required by the TARP Regulations.

Time and Form of Payment.  Payment of benefits under the SERP generally commence upon the participant's qualifying termination of employment.  The benefit generally may be payable in an annuity or lump sum, as agreed to by the executive and the Company.

NONQUALIFIED DEFERRED COMPENSATION

The Company maintains a number of nonqualified deferred compensation plans in which its named executives are eligible to participate. Each of our named executives is eligible to defer base salary and bonus under the terms of the First Financial Bancorp Deferred Compensation Plan ("DCP"), described more below.  In addition, Mr. Davis is eligible for a Company contribution pursuant to the terms of his Executive Supplemental Savings Agreement ("SSA"), described more below.  The table below shows the contributions made by and on behalf of our named executive officers to these nonqualified deferred compensation plans for 2009, as adjusted for related earnings and distributions.

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Claude E. Davis	DCP	—	—	1,813	—	87,405
	SSA	—	19,353	—	—	38,189
C. Douglas Lefferson	DCP	—	—	—	—	—
J. Franklin Hall	DCP	—	—	—	—	—
Gregory A. Gehlmann	DCP	—	—	—	—	—
Samuel J. Munafo	DCP	—	—	—	—	—

(1)           The “Executive Contributions in Last FY” column shows the aggregate deferrals for each Named Executive Officer during 2009.  None of our named executives made any deferral contributions to the Deferred Compensation Plan.

(2)           The investment earnings/loss for 2009 reported in this column for each named executive officer are not included in the Summary Compensation Table.

(3)           The aggregate balance as of December 31, 2009 for each named executive includes prior deferrals of base salary and bonus that were previously earned and reported as compensation on the Summary Compensation Table for prior years.  These amounts have since been adjusted, pursuant to the terms of the plan, for investment performance (e.g., earnings and losses), deferral credits and distributions (as applicable).

Deferred Compensation Plan

The DCP is an unfunded, unsecured deferred compensation plan maintained for a select group of highly compensated employees of the Company.  The material terms and conditions of the DCP as they pertain to the NEOs for 2009 are as follows:

Eligibility.  Employees designated by the Company's Board of Directors are eligible to participate.  Each of our NEO's is eligible to participate in the DCP.  However, Mr. Davis is the only NEO who currently participates in the DCP.

Elective Deferrals.  For each calendar year, a participant can elect to defer up to 50% of his base salary and 100% of any bonus and incentive pay for the calendar year.  A participant's base salary includes his regular salary and excludes any amount not includable in the participant's gross income because it was contributed to a cafeteria plan, a flexible spending account, or a 401(k) plan.

Vesting.  Deferrals under the DCP are always 100% vested.

Investments.  Each participant's account is credited with earnings and losses based on investments selected by the participant from the investments available under the DCP, as determined by the Company.  Participants may change their investment elections monthly.  No securities of the Company are available for investment under the DCP.

Distributions.  Distribution of a participant's DCP account will be paid or commence as of the first day of the third month following the participant's termination of employment, except as otherwise required by Code Section 409A.  At the time a Participant becomes eligible under the DCP and before any deferrals are made under the Plan, a participant may elect to receive distribution of his DCP account in a lump sum or in monthly, quarterly or annual installments over up to 10 years.  If a participant dies while receiving installment payments, the remainder of his DCP account will be distributed to his beneficiary in a lump sum 60 days following the participant's death.  Otherwise, the DCP account of a participant that has died will be distributed on the first day of the ninth month following the participant's death.

Executive Supplemental Savings Agreement

The Company has entered into an Executive Supplemental Savings Agreement ("SSA") with Mr. Davis to supplement the benefits provided under the Company's Thrift Plan.  The SSA is an unfunded, unsecured deferred compensation plan.  The material terms and conditions of the SSA as they pertain to Mr. Davis are as follows:

Employer Contributions.  For each calendar year the Company will make a contribution to Mr. Davis' account in the SAA equal to 4% of the difference between (i) Mr Davis' total pay for the year and (ii) the compensation limit of Code Section 401(a)(17).

Earnings.  Mr. Davis' account under the SSA accrues earnings as if it were invested in investments available under the Thrift Plan as selected by the Company.

Vesting. Mr. Davis' account under the SSA is 100% vested at all times, except that it will be forfeited if he is terminated for cause (as that term is defined by the SSA).

Distribution.  Mr. Davis' account under the SSA will be distributed in a lump sum six months following his separation from service.  In the event of his death before distribution, his account will be distributed to his beneficiary.

SPLIT DOLLAR LIFE INSURANCE

The Split Dollar Agreement is an endorsement method split dollar arrangement which applies to a life insurance policy owned by the Company which, upon an NEO’s death, first pays the Company the premiums which the Company paid for the policy, and then pays the NEO’s beneficiary a death benefit equal to three times the executive’s base salary in effect at his or her death.  If the NEO terminated employment before death and, when employment terminated, he or she was eligible to receive an immediate retirement benefit under the Pension Plan (including an early retirement benefit) and had been employed for at least five years, the Company keeps the policy in force until the executive’s death and the death benefit is equal to three times the executive’s base salary at the time of his or her termination of employment.  In either case, any amounts payable under the policy after the payment to the NEO’s beneficiary are paid to the Company.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Potential Change in Control Payments

The table below summarizes the potential change in control benefits that would become payable to each of our NEOs as of December 31, 2009 as provided under the NEOs' Employment Agreements (as described in more detail in the CD&A) and the NEO's equity award agreements ("Equity Agreements").

For these benefits, we assumed a change in control of First Financial and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason). We assumed that both events occurred on December 31, 2009. To the extent relevant, the amounts assume a First Financial stock price of $14.56, the closing price for our stock on that date. As discussed earlier, the payout of some of these amounts may be seriously affected by our participation in the TARP Capital Purchase Program.

For purposes of the Employment Agreements and the Equity Agreements, a "change in control" generally means (as determined by the Board of Directors of the Company): (a) a change in the ownership of the Company by way of a merger or consolidation with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation (b) the sale by the Company of substantially all of its assets to another corporation which is not a wholly owned subsidiary; (c) "beneficial ownership" (within the meaning of the Securities Exchange Act of 1934) of twenty percent or more of the total voting capital stock of the Company then issued and outstanding has been acquired by any person or "group" (within the meaning of the Securities Exchange Act); or (d) individuals who were members of the Board of Directors immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors do not constitute a majority of the Board of Directors immediately following such election, unless the election of such new directors was recommended to the shareholders by the management of the Company.  For purposes of the determining a "change in control" under Mr. Davis' Employment Agreement and for purposes of determining accelerated vesting of equity awards in connection with a change in control under the Equity Agreements, a change in "beneficial ownership" as described above would not occur if such change occurred in connection with an acquisition by the Pension Plan or certain acquisitions by Company.  In addition, a change in the Board of Directors of the Company is measured over a two year period under Mr. Davis' Employment Agreement and under the Equity Agreements.
Importantly, recent legislation and regulations limits our ability to pay any severance to the NEOs. Please refer to the Compensation Discussion and Analysis, above. However, SEC regulations require us to report compensation in the table below that would have been paid had the termination event occurred on the last day of our fiscal year. Accordingly, the discussion and figures below are limited by such TARP CPP restrictions and the TARP Regulations.

No severance or change in control payments could be paid to the NEO’s with respect to changes in control termination that would have occurred prior to February 25, 2010 due to the TARP Regulations.

In accordance with SEC regulations, we do not report any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not include amounts disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at year-end table, except to the extent that the amount payable to the NEO would be enhanced by the termination event.

If we calculated these amounts using a different date, the change in the amounts could be significant. For example, other equity awards vested during the first quarter of 2010 and our stock value has fluctuated.  Therefore, if we had calculated the amounts shown based on an April 2009 change in control and termination, the total payment amount would differ. In addition, several of the items shown (particularly under “Cash Severance” and “Excise Tax Gross-Up”) depend on compensation received over a period of time.

As noted above, the benefits shown under “Acceleration of Unvested Equity” are received upon the change in control itself and do not require termination of employment, while the other benefits require a qualifying termination of employment. In addition, it is possible that an Excise Tax Gross-Up payment may be required if a change in control occurred even without a qualifying employment termination with respect to those benefits that become payable or vested solely upon the occurrence of a change in control.

The “Restricted Stock” amounts reflect the market value of restricted stock held by the named executive officer on December 31, 2009. The amounts shown under “Unexercisable Options” include the excess of the market price over the exercise price for all of the NEO’s unvested options. We computed the other amounts in accordance with the terms of the change in control employment agreements.

	Mr. Davis	Mr. Lefferson	Mr. Hall	Mr. Gehlmann	Mr. Munafo
Change in Control Severance Benefits
Base Salary (2x)	$1,190,000	$570,000	$520,000	$520,000	$500,000
Bonus for Year of Separation (2x)(1)	$595,000	$228,000	$208,000	$104,000	$175,000
Present Value Death Benefit	$867,460	$196,181	$304,839	$368,634	$—
General Health and Welfare Benefits/Outplacement	$35,604	$25,909	$24,659	$24,659	$24,159

Change in Control Severance Benefits	$2,688,064	$1,020,090	$1,057,498	$1,017,293	$699,159

Acceleration of Unvested Equity
Restricted Stock	$956,187	$327,147	$269,371	$267,561	$261,089
Unexercised Options	$93,016	$21,356	$15,572	$15,572	$14,979
Total Unvested Equity	$1,049,203	$348,503	$284,943	$283,133	$276,068

Total Compensation Under Agreements	$3,737,267	$1,368,593	$1,342,441	$1,300,426	$975,227
Excise Tax Gross-Up (2)	$1,592,499	$501,563	$550,278	$554,053	$(16,884)

Total Benefits (2)	$5,329,766	$1,870,156	$1,892,719	$1,854,479	$958,343

(1)	1x for Mr. Gehlmann.
(2)
Due to TARP CPP, at December 31, 2009, none of the NEOs were entitled to an excise tax gross-up as long as we are subject to the TARP Regulations.  Furthermore, as discussed earlier, while TARP CPP recipient, any such payments were substantially restricted/reduced due to the TARP Regulations which prohibit any gross up or parachute payments such as severance or Change in Control payments.

Payments for Termination Without Regard to a Change in Control

The table below summarizes the potential benefits payable to each of the NEO's under their Employment Agreements upon an involuntary termination of the NEO's employment by the Company without cause or upon the NEO's resignation for "good reason" without regard to the occurrence of a change in control of the Company.

As further described in the CD&A, generally, Messrs. Davis and Gehlmann are entitled to certain payments in the event there is a significant reduction in their base salary or their responsibilities as set out in their respective employment agreements.  This is known as termination for “good reason.”  With respect to Messrs, Lefferson, Hall, and Munafo, they can terminate their agreement for "good reason" if there is a change in their duties, they are transferred to a new position that is not comparable to their current position, responsibilities or status; substantial alteration in the nature or status of their responsibilities; reduction in their base salaries; First Financial refuses to renew the applicable employment agreement for any reason (other than cause); or changes in their employment benefits.  Further, Messrs. Davis and Gehlmann are entitled to the payments below if First Financial does not renew their agreements (other than for cause).

Importantly, recent legislation limits our ability to pay any severance to the NEOs. Please refer to the Compensation Discussion and Analysis, above. However, SEC regulations require us to report compensation in the following table that would have been paid had the termination event occurred on the last day of our fiscal year. The discussion and figures below were limited by the restrictions of TARP CPP and the TARP Regulations only to the extent they applied to us on December 31, 2009.   However, as of February 25, 2010, we were no longer subject to such restrictions.

	Mr. Davis	Mr. Lefferson	Mr. Hall	Mr. Gehlmann	Mr. Munafo
Termination for Good Reason Severance Benefits
Base Salary (2x)	$1,190,000	$570,000	$520,000	$520,000	$500,000
Bonus for Year of Separation (2x)(1)	$595,000	$228,000	$208,000	$104,000	$175,000
General Health and Welfare Benefits/Outplacement	$35,604	$25,909	$24,659	$24,659	$24,159

Total Benefits (2)	$1,820,604	$823,909	$752,659	$648,659	$699,159
(1)	1x for Mr. Gehlmann.
(2)	All such payments would be substantially restricted/reduced/prohibited while subject to TARP CPP.

Payments for Voluntary Termination by NEO, Termination for Cause

In the event of an NEO’s voluntary termination of the agreement (other than as specifically set forth in the agreement) or termination for cause, the NEO is not entitled to any special benefits under their respective employment agreements or any stock awards.  All such benefits are void.

Retirement Benefits

In the event of retirement by the Named Executives, they would be entitled to certain retirement benefits that can be paid over time or taken in a lump sum.  Below is a presentation regarding lump sum benefits for early retirement under the pension plan:

	Total Present Value	Total Present Value	Incremental Value due	Incremental
	of Accumulated	Vested Accumulated	to Difference between	Value due
Named Executive	Benefit using FAS87	Benefit using Actual	FAS87 Assumptions and	due to Early
Officers	Assumptions (1)	Lump Sum Basis (2)	Actual Lump Sum Basis(3)	Ret. Subsidies(3)

Claude Davis	$225,210	$243,698	$18,488	$—
C. Douglas Lefferson	425,207	453,609	28,402	—
J. Franklin Hall	126,729	146,363	16,122	3,512
Gregory A. Gehlmann	89,037	97,813	8,776	—
Samuel J. Munafo	1,361,327	1,621,173	(16,908)	276,754

(1)	See “Pension Benefits”.

(2)	Calculated assuming NEO terminates employment on December 31, 2009 and receives an immediate lump sum distribution using the rate in effect for December 2009 payments.

(3)	For information purposes only. Allocates the increase in retirement value over the values shown in the Pension Benefit Table to its two primary sources:
-Difference between FAS lump sum interest rate assumption and actual basis
-Value of early retirement subsidies that are included in the actual lump sum payment if the NEO terminates employment

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  The Company’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2009 and Ernst & Young’s evaluation of the company’s internal control over financial reporting. The committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst & Young has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the committee has discussed with Ernst & Young that firm’s independence. The committee has concluded that Ernst & Young’s provision of audit and non-audit services to First Financial and its affiliates is compatible with Ernst & Young’s independence.

The Committee discussed with the Company’s internal auditors and Ernst & Young the overall scope and plans for their respective audits.  The Committee met with the internal auditors and with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.  The Committee has approved the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2010.

Audit Committee

William J. Kramer, Chair
Mark A. Collar
Donald M. Cisle, Sr.
Richard E. Olszewski

ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company and related entities for the last two fiscal years by the Company’s independent registered public accounting firm.

Fees by Category	2009	2008
Audit Fees	$2,128,570	$508,800
Audit-Related Fees (1)	55,000	62,500
Tax Fees (2)	—	35,963
All Other Fees (3)	60,800	56,300
Total	$2,244,870	$663,563

(1) Services covered by these fees consist of employee benefit plan audits.

(2) Services in 2008 include tax planning fees that were pre-approved by the audit and risk management committee. They did not violate SEC or PCAOB independence rules.

(3)  Services covered by these fees consist of audit and tax compliance work billed to the First Funds / Legacy Funds Group of mutual funds for which the Company’s subsidiary, First Financial Capital Advisors LLC, serves as investment advisor.

The significant increase in audit fees for 2009 were primarily due to fees related to the FDIC-assisted transactions and to a lesser extent the equity offerings conducted by the Company in June 2009 and February 2010.

It is the policy of the Audit Committee that, before the Company engages an accounting firm to render audit services as the Company’s independent registered public accounting firm, the engagement must be approved by the Audit Committee.  In addition, before an accounting firm serving as the Company’s independent registered public accounting firm is engaged by the Company to render non-audit services, the engagement must be approved by the Audit Committee, or the Chair of the Audit Committee if the amount is de minimus.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Except for Mr. Kramer, all members of the Compensation Committee, or their affiliates, have engaged in loan transactions with First Financial Bank.  All such loans were made in the ordinary course of business of the bank. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of the Company’s Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms that it has received and written representations from certain reporting persons that they were not required to file a Form 5 for the specified fiscal year, the Company believes that all of its officers, directors and greater than 10 percent shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal 2009.

SHAREHOLDER PROPOSALS

If an eligible shareholder wishes to present a proposal to be included in the Company’s Proxy Statement and form of Proxy relating to the 2010 Annual Meeting of Shareholders, it must be presented to management by certified mail, written receipt requested, not later than December 16, 2010.  Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.  Any shareholder who intends to propose any other matter to be acted upon at the 2011 Annual Meeting of Shareholders must inform the Company no later than February 24, 2011.  If notice is not provided by that date, the person(s) named in the Company’s Proxy for the 2011 Annual Meeting will be allowed to exercise his or her discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2011 Annual Meeting.  The Company must provide him/her with a copy of its opposition statements no later than 30 calendar days before it files definitive copies of its proxy statement and form of proxy under Rule 14a-6.  Proposals should be sent to First Financial Bancorp., Attention: Gregory A. Gehlmann, General Counsel & Secretary, 201 E. Fourth Street, Suite 2000, Cincinnati, Ohio 45202.

HOUSEHOLDING DISCLOSURE STATEMENT

In accordance with notices previously sent to shareholders, the Company is delivering one Annual Report and Proxy Statement in one envelope addressed to all shareholders who share a single address unless they have notified the Company that they wish to revoke their consent to the program known as “householding.”  Householding is intended to reduce printing and postage costs. The Company will mail separately a proxy card for each registered shareholder.

You may revoke your consent at any time by notifying the Company’s transfer agent, Registrar & Transfer Company, as indicated below:

By Phone:	(800) 368-5948
By Fax:	(908) 497-2318
By e-mail:	info@rtco.com

If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and the Company will reinstate mailing the Annual Report and Proxy Statement to each shareholder at your address.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered.  If such shareholder wishes to receive a separate copy of such documents, contact Gregory A. Gehlmann, Corporate Secretary at 201 E. Fourth Street, Suite 2000, Cincinnati, OH  45202 (or by phone at 513-979-5837) by May 10, 2010 to ensure timely delivery.

If you own First Financial Bancorp stock beneficially through a bank or broker, you may already be subject to householding if you meet the criteria.  If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank or broker.

ANNUAL REPORT

The Company’s financial statements are not included in this Proxy Statement as they are not deemed material to the exercise of prudent judgment by the shareholders with respect to any proposal to be submitted at the Annual Meeting. The Company’s Annual Report for the year ended December 31, 2009, is being mailed to shareholders with the Proxy and Proxy Statement in accordance with the Company’s house-holding program, but such Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the Proxy soliciting material.

A shareholder of the Company may obtain a copy of the Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2009, and as filed with the SEC, without charge by submitting a written request to the following address:

First Financial Bancorp.
Attn:	Gregory A. Gehlmann
General Counsel & Secretary
201 E. Fourth Street, Suite 2000
Cincinnati, Ohio 45202

The Annual Report on Form 10-K is also available within the Investor Relations section of our website at www.bankatfirst.com/Investor under the “Annual Reports” link or by going to the SEC’s website at www.sec.gov.

Management and the Board of Directors of the Company know of no business to be brought before the meeting other than as set forth in this Proxy Statement.  However, if any matters other than those referred to in this Proxy Statement should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy on such matters in accordance with their best judgment.

The expense of proxy solicitation will be borne by us.  Proxies will be solicited by mail and may be solicited for no additional compensation by some of the officers, directors and employees of the Company or its subsidiaries by telephone or in person.  Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares of the Company and will be reimbursed for their related expenses.

By Order of the Board of Directors,

Gregory A. Gehlmann
General Counsel & Secretary

April 15, 2010

REVOCABLE PROXY

ANNUAL MEETING OF SHAREHOLDERS
May 25, 2010
THIS PROXY IS SOLICIATED ON BEHALF OF THE BOARD OF DIRECTORS

Each undersigned shareholder of First Financial Bancorp. (the "Corporation") hereby constitutes and appoints Shannon M. Kuhl and Amy H. Parsons or either of them, with full power of substitution in each of them, the proxy or proxies of the undersigned to vote only at the Annual Meeting of Shareholders of the Corporation to be held at  the Taft Center at Fountain Square, 425 Walnut Street, Second Floor, Cincinnati, OH  45202 on Tuesday, May 25, 2010 at 10:00 a.m., local time, and at any adjournment thereof, all of the shares of the Corporation which the undersigned would be entitled to vote if personally present at such meeting or any adjournment thereof:

Mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

FOLD AND DETATCH HERE

Election of Directors - The Board of Directors recommends that you vote FOR the following:

Nominees
To withhold authority to vote for any individual
01	J. Wickliffe Ach	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
02	Donald M. Cisle, Sr.

03	Corinne R. Finnerty

04	Richard E. Olszewski

For	Withhold All	For All Except
☐	☐	☐

Company & Shareholder Proposals - The Board of Directors recommends a vote FOR Proposals 2 and 3, and a vote Against Proposal 4.

		For	Against	Abstain
2.	Non-Binding Advisory Resolution on Executive Officer Compensation	☐	☐	☐

3.	Ratification of Ernst & Young as Independent Auditors.	☐	☐	☐

4.	Shareholder Proposal requesting that our Board of Directors take action to declassify the terms of the Board.	☐	☐	☐

To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

You may choose one of the following voting methods outlined below to vote your proxy.

VALIDATION DETAILS TO VOTE BY INTERNET AND TELEPHONE ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 11:59 a.m. ET on May 24, 2010.

Vote by Internet at: www.proxyvote.com Follow the steps outlined on the secured website.

Vote by Telephone by calling: 1-800-690-6903 on a touch tone phone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Vote by Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Vote in Person at the Meeting You may vote in person at the Annual Meeting of Shareholders on May 25, 2010.

FOLD AND DETATCH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying Proxy Statement is hereby acknowledged.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS LOCATED ON THE REVERSE SIDE OF THIS PROXY. IN THE ABSENCE OF SUCH INDICATIONS THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR, (II) IN FAVOR OF PROPOSALS 2 AND 3, AND (III) A VOTE AGAINST PROPOSAL 4.

Please be sure to date and sign this proxy card in the box below	Date	Date

Shareholder Signature		Signature (Joint Owners)

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title of capacity should be stated. If shares are held jointly, each holder should sign.